[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).
Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.5
MASTER SERVICES AGREEMENT
This Master Services Agreement (“Agreement”) is by and among the entity identified as Company in the signature block below (together with any Affiliated Entity listed on Schedule B, “Company”), and each Provider that is a signatory in the signature page below or that is a signatory in any supplemental joinder substantially in the form of Appendix 2 attached hereto (“Supplemental Joinder”) that is subsequently executed (collectively, the “Providers,” and each a “Provider”).
The Agreement will be effective as of the “Effective Date,” which shall be: January 1, 2023.
Each reference to “Provider” in the Agreement shall be to, as appropriate: (i) the applicable Member(s) with respect to Services provided by such Member(s); (ii) Elavon with respect to Services provided by Elavon or (iii) to the applicable Member(s) and Elavon collectively (in each case to the extent each is a signatory to the Agreement). Company and each Provider shall be collectively referred to as the “Parties” and individually each a “Party.” For the avoidance of doubt, references to “Parties” shall refer to, as appropriate, Company and each Provider, Company and each Member or Company and Elavon.
The Agreement consists of: this signature page; the General Terms and Conditions; Appendix 1 – Definitions; Schedule A – Fee Schedule; Schedule B – Affiliated Entities; Schedule C – Applicable Countries; Schedule D – Exposure Protection Schedule; Schedule E – Form of Flight Data Report; the following schedules for which the preceding box is marked with an “X”:
☒    Schedule F – Other Card Networks;
☒    Schedule G – Chargeback Services Terms;
and other schedules and any applicable Statements of Work entered into under the Agreement from time to time.
Each of the terms in schedules that are or become part of the Agreement are incorporated herein by reference.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Master Services Agreement (v.1.27.22) 1

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed and attested to by their duly authorized officers as of the day and year written.

COMPANY, on behalf of itself and each Affiliated Entity, if any, listed on Schedule B
FRONTIER AIRLINES HOLDINGS, INC. By (Print Name): Howard Diamond Signature: /s/ Howard Diamond Title: General Counsel Date: 4/26/2023 (name of Month, day, year)	Address: Attention:

Company is receiving processing services for transactions conducted in the United States of America.
U.S. BANK NATIONAL ASSOCIATION By (Print Name): Brett Turner Signature: /s/ Brett Turner Title: Its Authorized Representative Date: 4/25/2023 (name of Month, day, year)

Company is receiving processing services for VISA transactions conducted in Canada and the Provider below is a Party to the Agreement for all purposes.
U.S. BANK NATIONAL ASSOCIATION, acting through its Canadian branch
By (Print Name): Brett Turner
Signature: /s/ Brett Turner
Title: Its Authorized Representative
Date: 4/25/2023
(name of Month, day, year)

Master Services Agreement (v.1.27.22) 2

Company is receiving processing services for MasterCard transactions conducted in Canada and the Provider below is a Party to the Agreement for all purposes.
ELAVON CANADA COMPANY By (Print Name): Brian Mahony Signature: /s/ Brian Mahony Title: Its Authorized Representative Date: 4/26/2023 (name of Month, day, year)

Company is receiving services provided by Elavon.
ELAVON INC. By (Print Name): Brett Turner Signature: /s/ Brett Turner Title: Its Authorized Representative Date: 4/25/2023 (name of Month, day, year)

Master Services Agreement (v.1.27.22) 3

GENERAL TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used in the Agreement will have the meanings stated in Appendix 1.
2.    Scope of Agreement. The Agreement governs Company’s receipt and use of the Services provided for in the Schedules hereto. In addition to the terms of the Agreement, Company agrees to comply with the applicable provisions of the Operating Guide in all material respects (provided, that all references in the Operating Guide that refer to “Elavon” will be deemed to refer to Providers) and any Documentation that Provider provides to Company in writing from time to time that is applicable to the Services. The parties agree and acknowledge that this Agreement is non-exclusive.
3.    Affiliated Entities. Company’s Affiliated Entities may use the Services so long as they comply with all restrictions, obligations, and requirements imposed on Company. Company will remain fully responsible for any use of the Services by any Affiliated Entities, will cause Affiliated Entities that use the Services to comply with the terms and conditions of the Agreement, and will be liable for the acts and omissions of each Affiliated Entity with respect to their use of the Services hereunder, in each case, as though each Affiliated Entity were Company. Affiliated Entities may not directly enforce the terms of the Agreement against Provider, and any enforcement by Provider related to acts or omissions of any Affiliated Entities must be brought exclusively to and through Company. The Parties may add Affiliated Entities to Schedule B after the Effective Date by substituting a new Schedule B that is in writing and signed by Company. Company will promptly notify Provider in writing if any entity on Schedule B no longer qualifies as an Affiliated Entity that Company allows to use the Services. For any acts or omissions of an Affiliated Entity giving rise to a termination right by Provider, Provider may terminate the Agreement with respect to (i) only such breaching Affiliated Entity, or (ii) Company and all Affiliated Entities. Any termination of the Agreement as to Company will result in the termination of the Agreement with respect to Affiliated Entities.
4.    Term and Termination.
4.1.    Term. The initial term of the Agreement will be as specified in Schedule A, and thereafter shall automatically renew for successive renewal terms each in the length specified in Schedule A (if any)
4.2.    Termination. The provisions of this Section 4.2 shall apply if any Party hereto shall commit a material default in the performance of its obligations under the Agreement, including any of the defaults specified in this Section 4.2 as reasons for termination of the Agreement.
(a)    Company may terminate the Agreement on [***] written notice to Provider (i) if Provider shall commit a material default under the Agreement and shall fail or refuse to remedy such material default within [***] after receipt of written notice specifying the nature of such default, or to commence to remedy such material default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within [***] after receipt of such written notice any remedy commenced during the original [***] notice period, or (ii) the occurrence of any Insolvency Event involving the Provider.
(b)    [Reserved]
(c)    Provider may terminate the Agreement without notice to Company upon (i) Company’s commitment of or participation in any material systematic, systemic or recurring fraudulent activity which is directed or approved by senior management of Company (ii) Company’s failure to notify Provider of the occurrence of a material default in accordance with Section 10.5 and such failure remains uncured for a period of [***], or (iii) the occurrence of any Insolvency Event involving the Company.
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(d)    Provider may terminate the Agreement on [***] written notice to Company if:
(i)    Company (i) fails to maintain those licenses, permits and certificates necessary for it to conduct flight operations in the United States and Canada or (ii) materially breaches any requirement of any Payment Network Regulations, and in each instance Company fails or refuses to remedy any of the foregoing defaults within [***] after receipt by Company of written notice from Provider specifying the nature of such default, or to commence to remedy such default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within [***] after receipt of such written notice any remedy commenced during the original [***] notice period.
(ii)    Any representation or warranty expressly set forth in this Agreement or in any certificate provided under this Company made by Company proves to be incorrect when made in any material respect, to the extent such default is curable, and Company fails or refuses to remedy such default within [***] after receipt by Company of written notice from Provider specifying the nature of such default, or to commence to remedy such material default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within [***] after receipt of such written notice any remedy commenced during the original [***] notice period.
(iii)    Any of the following occurs: (A) the imposition, or an attempted imposition, of a freeze or lien in favor of any person other than Provider, whether voluntary or involuntary, that is legally superior in priority or right of possession, in each case, on the Deposit or any portion thereof or any property of Company subject to the lien or security interest of Provider or any other Secured Party pursuant to the Agreement; (B) the imposition of any material restriction on or material impairment of any of Provider’s rights under the Agreement, in each case, specific to Company and directly resulting from acts or omissions of the Company hereunder, including any restriction of the rights with respect to the Deposit provided pursuant to the Exposure Protection Schedule; or (C) failure by Company to pay any of the Obligations when due or required pursuant to the Agreement; (D) Company commences any legal proceeding against Provider relating to the Agreement or the processing services provided hereunder; or (E) for any calendar week, less than [***] of the Sales Records delivered by Company for processing hereunder that constitute sales of flights consist of Tested Sales; provided, that, Provider shall not terminate the Agreement pursuant to this Section 4(d)(iii) if Company cures such default within [***] after receipt of written notice from Provider specifying the nature of such default.
(iv)    Company shall commit any other material default under the Agreement and shall fail or refuse to remedy such material default within [***] after receipt of written notice specifying the nature of such default, or to commence to remedy such material default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within [***] after receipt of such written notice any remedy commenced during the original [***] notice period.
(e)    No waiver of any provision hereunder shall be binding unless such waiver shall be in writing and signed by the Party alleged to have waived such provisions
(f)    If Company is receiving Professional Services, Provider and Company will have the termination rights set out in Schedule 1 or any related Schedules or Statements of Work for the applicable Professional Services.
(g)    Company acknowledges that Provider may take up to [***] following Provider’s receipt of written notice of termination to complete processing of Transactions submitted to it, and that Chargebacks may be submitted after that time, and that refunds may be
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submitted after that time and Provider may decide to process them. All obligations of a Party regarding Transactions serviced prior to termination or afterward as described above will survive termination.
(h)    For the avoidance of doubt: (i) if multiple Members are Parties to the Agreement, termination or expiration of the Agreement with respect to one Member will not automatically result in termination of the Agreement with respect to other Members; (ii) if Elavon is a Party to the Agreement, termination or expiration of the Agreement with respect to Professional Services will not automatically result in termination of the Agreement with respect to Processing Services; and (iii) if Elavon is a Party to the Agreement, termination or expiration of the Agreement with respect to Processing Services will result in automatic termination of the Agreement with respect to all Professional Services.
(i)    Provider may modify the Services (other than Processing Services) or particular components of the Services (other than Processing Services) from time to time and will use commercially reasonable efforts to notify Company of any material modifications. If Provider ceases to make a Service (other than Processing Services) selected by Company generally available to its airline customers (a “Discontinued Service”), Provider may cease providing such Discontinued Service to Company on the date that is [***] after the date that Provider provides Company advance written notice of such Discontinued Service. Provider will not be liable to Company or to any third party for any modification or discontinuance of such Services as described in this Section 4.2(i).
(j)    If Company terminates the Agreement before the end of the Initial Term (except for termination for Provider’s uncured default as stated in Section 4.2(a), termination pursuant to Section 4.2(c) or (d), discontinuance of Discontinued Services as stated in Section 4.2(i) or as a result of fee increases as stated in Section 17.3), as Provider’s exclusive recourse for such termination Company will immediately pay Provider an Early Termination Fee. Company acknowledges that the Early Termination Fee is not a penalty, but rather a reasonable estimate of the damages Provider sustained because of Company’s termination of the Agreement before the end of the Initial Term. “Early Termination Fee” means an amount equal to the sum of: (i) the greater of (A) the [***], and (B) [***]. If Company terminates the Services provided by one or more Providers before the Initial Term, subject to the exceptions set forth above, the Company shall pay an Early Termination Fee based solely upon the fees due and that would be due with respect to the Services provided by the terminated Provider or Providers.
5.    Authorized Users; Access; Security of Passwords and User IDs.
5.1.    Company will be responsible for the distribution of all passwords and user IDs issued in connection with the Services, if any (“Credentials”) to any Authorized User and for maintaining the confidentiality and security of Credentials. Company will ensure that the access granted to each Authorized User to the Services is limited to only the access and information necessary for the Authorized User to perform his or her job functions on behalf of Company (Least Privilege Access). Company agrees to take such Commercially Reasonable Efforts to ensure that all Authorized Users will be trained and qualified to access and use the Services in accordance with the terms of the Agreement, the Operating Guide and any Documentation. Company is responsible for its Authorized Users’ compliance with the terms of the Agreement, the Operating Guide and the Documentation, for all acts or omissions of the Authorized Users, and for all use of any Credentials other than by Provider or Provider’s third party contractors or use by third parties of user IDs and passwords obtained by such third parties from Provider or Provider’s third party contractors.
5.2.    Company will not, and the Company is responsible for ensuring that its Authorized Users do not:
(a)    Access or use the Services for any purposes other than for the Company’s own internal business purposes as disclosed to Provider in writing (except as authorized in writing by Provider);
Master Services Agreement (v.1.27.22) 6

(b)    Modify, reverse engineer, disassemble or decompile any part of the Services or Provider Materials;
(c)    Knowingly transmit any data that contains software viruses, time bombs, worms, Trojan horses, spyware, disabling devices, malicious code, or other harmful or deleterious computer code, files or programs to or through the Services; provided, that Company will use commercially reasonable measures (at least industry standard) to screen for the foregoing;
(d)    Interfere with or disrupt the servers or networks connected to or providing the Services;
(e)    Remove, change or obliterate the copyright, trademark or other proprietary protection legends or notices that appear in connection with access to and use of the Services or any Provider Materials; or
(f)    Copy, re-sell, republish, download, frame or transmit the Services or Provider Materials, including in order to act as a consultant for any third party or, unless otherwise permitted under the Agreement, as a service bureau, outsourcing or application service provider for any third parties, or otherwise allow any third party to use or access the Services.
5.3.    Company is responsible for changing Credentials if it believes that any of those Credentials have been stolen or might otherwise be misused and for disabling any Authorized User’s Credentials promptly upon the termination of employment of such Authorized User or the cessation of such Authorized User’s need to access the Services. Company will promptly notify Provider if Company believes the Services or Provider’s databases have been compromised by use of Credentials associated with the Services.
6.    Compliance with Laws and Payment Network Regulations.
6.1.    General. Provider and Company will comply with all Laws in all material respects and Payment Network Regulations applicable to the selected Services where such services are provided.
6.2.    Anti-Corruption Laws; Sanctions. Company acknowledges that Provider cannot provide products or services to Company or its Customers hereunder during such time that Company is in material contravention of Anti-Corruption Laws, applicable Sanctions or other Laws (a) of the United States of America (including the Laws promulgated by OFAC or the United States Department of the Treasury or any successor thereto) or (b) any other government authority of any other jurisdiction applicable to Provider; provided, that performance by Provider is excused under this clause (b) only in such other jurisdictions while such contravention has occurred and is continuing. Each of Company and its subsidiaries shall comply in all material respects with all Anti-Corruption Laws and applicable Sanctions, and will obtain all permits, licenses and approvals required by such laws, copies of which will be promptly provided to Provider upon request.
6.3.    Confirmation of Compliance.
(a)    Company acknowledges and agrees that certain Laws may require that Company and its subsidiaries affirmatively cooperate with Provider to confirm compliance by Company and its subsidiaries with Laws. Among other things, this may involve actions required by the Company that include: (i) adopting and implementing policies and procedures to achieve an acceptable level of compliance with Laws; (ii) training for employees, agents and representatives; and (iii) cooperating with Provider or governmental officials in the investigation of possible violations of Laws. For purposes of clarity, Company acknowledges that an acceptable level of compliance required hereunder may change from time to time.
(b)    Upon prior written request, Company will deliver to Provider all documents Provider reasonably deems necessary to verify Company’s compliance with Laws (including without limitation Anti-Corruption Laws and applicable Sanctions) and Payment Network Regulations.
Master Services Agreement (v.1.27.22) 7

6.4.    Export Laws Compliance.
(a)    U.S. Export Laws. To the degree applicable: (1) Company will comply with all United States export Laws governing the export and re-export of hardware, software or technology applicable to the Services and Equipment, including United States Department of State International Traffic In Arms Regulations (ITAR), United States Foreign Corrupt Practices Act, United States Commerce Department’s Export Administration Regulations, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and Laws promulgated by OFAC or the United States Department of the Treasury or any successor thereto;; (2) Company will not, and will not make any demands that require Provider to, export, directly or indirectly, any technical data pursuant to the Agreement or any product using any such data to any country for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval.
(b)    Canada Export Laws. To the degree applicable, Company agrees that at such time that it commences and continues to conduct commercial flight operations to or from Canada (1) Company will comply with all Canadian export Laws, including the list and guide maintained by Export Controls Division of Foreign Affairs, Trade and Development Canada, the Corruption of Foreign Public Officials Act (Canada) and OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, governing the export and re-export of hardware, software or technology applicable to the Services and Equipment; and (2) Company will not, and will not make demands to require Provider to, export, directly or indirectly, any technical data pursuant to the Agreement or any product using any such data to any country for which the Canadian government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval. Provider acknowledges and agrees that as of the date hereof the Company does not conduct flight operations to Canada and may never do so during the term of the Agreement. Company makes no representation, warranty or assurance as to its past, present or future operations with or into or from Canada.
6.5.    Customer Identification. To help the United States Government fight the funding of terrorism and money laundering activities, federal law requires financial institutions and their affiliates to obtain, verify, and record information that identifies each person who opens an account. Accordingly, Company will provide certain information and identifying documents requested by Provider to allow Provider to identify Company.
7.    Confidentiality; Data Security and Use.
7.1.    Confidentiality.
(a)    Confidential Information Generally. Each Party will protect the confidentiality and security of the other Party’s Confidential Information disclosed to it from unauthorized disclosure, publication, or dissemination with the same standard of care and discretion it employs with similar information of its own, but in no event less than reasonable care, and will not use, reproduce, distribute, disclose, or otherwise disseminate Confidential Information of the other Party disclosed to it except in connection with the performance of its obligations or rights under the Agreement or as permitted by the Agreement. The Receiving Party acknowledges that any breach of this Section 7.1 by the Receiving Party may result in irreparable harm to the Disclosing Party for which monetary damages may not provide a sufficient remedy. The Disclosing Party may seek both monetary damages and equitable relief with respect to any such breach without any obligation to post a bond.
(b)    Disclosure of Confidential Information. If the Receiving Party or its agents become legally required or compelled (by any publicly filed and noticed deposition, interrogatory, request for documents, civil subpoena, civil investigative demand or by any similar process or court or administrative order, or by any regulatory authorities having jurisdiction over the Receiving Party) to disclose Confidential Information, then the
Master Services Agreement (v.1.27.22) 8

Receiving Party if permitted will provide the Disclosing Party with prompt prior written notice of such legal requirement so that the Disclosing Party may seek a protective order or other appropriate remedy. If the Disclosing Party does not obtain a protective order or other remedy, the Receiving Party agrees to disclose only that portion of the Confidential Information which the Receiving Party is legally required to disclose and to use reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Neither Party will be obligated to notify the other of the receipt of any non-public or confidential investigative demand, summons, or grand jury subpoena or other similar process that requires confidentiality on the part of the applicable Party, or of any request from a regulatory body exercising supervisory jurisdiction over such Party, or to the degree providing such notice would be prohibited by Laws. A Party shall not incur any liability to the other Party by reason of any disclosure permitted by this Section 7.1(b).
(c)    Obligations. Receiving Party shall use commercially reasonable efforts to assure that the Confidential Information disclosed regarding the Agreement, the Payment Network Regulations and information about Disclosing Party’s operations, affairs and financial condition, may not generally be disclosed to the public or to trade and other creditor and shall be used only for the purposes of the Agreement, and any other relationship between Provider and Company and shall not be divulged to any person other than Company, its affiliates and their respective officers, directors, employees and agents that have a need to know consistent with the use of such information that is authorized under the Agreement, except: (a) to their attorneys, accountants and professional advisors in connection with the Agreement; (b) for due diligence purposes in connection with significant transactions or dealings involving Company and that are outside the ordinary course of Company’s business, including investments, acquisitions or financing, to other potential parties to such dealings or transactions or their professional advisors, subject to confidentiality agreements no less protective than these confidentiality provisions and redaction of such information as Provider may deem proprietary to Provider; or (c) in connection with the enforcement of the rights of Company hereunder or otherwise in connection with applicable litigation. Company shall not incur any liability to Provider by reason of any disclosure permitted by this Section 7.1(c).
(d)    Company Information. Notwithstanding anything in Section 7.1: (1) Company hereby authorizes Provider to disclose to the applicable Payment Networks Company’s name and address and any and all other information as may be required pursuant to any Payment Network Regulations, and to list Company as one of its customers, (2) upon Company’s prior written consent, Company hereby authorizes Provider to use the name and logo of Company in marketing Provider’s products and services to other parties, and (3) any Confidential Information or other information regarding Company, its principals, Affiliates, or agents that Provider obtains in connection with the Agreement (including information about Company and its operations, affairs and financial condition not generally disclosed to the public or to trade and other creditors) may be (to the degree necessary, appropriate and allowed under Laws, and provided that any recipients who are not subject to a statutory duty of confidentiality have agreed to maintain such data in confidence in accordance with terms not less stringent that those set forth in the Agreement):
(i)    Used by Provider and its Affiliates, third party contractors, agents, employees and referral partners (a) to provide the Services and related functions to Company and to respond to any further application for Services,, (b) for administrative purposes related to the provision or payment of the Services, including to maintain Company’s account pursuant to the Agreement (including, where applicable, conducting identity checks on Company and where relevant, Company’s officers, directors and controlling shareholders, and to conduct, monitor and analyze Provider’s business or those of its Affiliates), (c) for Provider’s internal fraud and compliance monitoring, (d) to conduct, monitor and analyze Provider’s business or those of its Affiliates, (e) for due diligence purposes in connection with significant transactions or dealings involving Provider and that are outside the ordinary course of Provider’s business,
Master Services Agreement (v.1.27.22) 9

including investments, acquisitions or financing, to other potential parties to such dealings or transactions or their professional advisors, subject to confidentiality agreements no less protective than these confidentiality provisions, (f) in connection with the enforcement of the rights of Provider hereunder or otherwise in connection with applicable litigation, (g) to market and sell to Company products and services offered by Provider or its Affiliates or (h) for obtaining financing for Provider’s business, or negotiations in connection with that purpose;
(ii)    Disclosed by Provider to its attorneys, accountants or other professional advisors in connection with any of the forgoing;
(iii)    Disclosed and shared by Provider for reporting purposes to credit rating agencies and to the financial institution where the Settlement Account is maintained;
(iv)    Disclosed by Provider to regulatory bodies exercising supervisory jurisdiction;
(v)    Used by Provider to enhance or improve Provider’s products or services hereunder;
(vi)    Used or disclosed by Provider to third party investors or potential investors in Provider or its Affiliates for due diligence purposes in the event of the proposed sale, disposal, merger or transfer of the business of Provider or its Affiliates or in the event of any reorganization or other change to the business of Provider or its Affiliates;
(vii)    Collected, used and disclosed by Provider as required by Laws (e.g., for tax reporting or in response to a subpoena) or by the Payment Network Regulations; and
(viii)    Retained for such periods of time as Provider requires to perform its obligations and exercise its rights under the Agreement.
Provider shall not incur any liability to Company by reason of any disclosure permitted by this Section 7.1(d).
(e)    Duration of Obligations. The non-disclosure obligations in this Section 7.1 will continue (i) with respect to Confidential Information that does not constitute a trade secret, for three (3) years following termination, and (ii) with respect to Confidential Information that is a trade secret under Laws, for the longer of three years after termination and such period as the information retains its status as a trade secret under Laws.
(f)    Obligations on Termination. At the request of the Disclosing Party upon the termination of the Agreement, the Receiving Party will promptly delete or return to the Disclosing Party all originals and copies containing or reflecting any Confidential Information of the Disclosing Party (other than those required to be retained by Law, Payment Network Regulations or the Receiving Party’s information retention policies, or that would be unreasonably burdensome to destroy, such as archived computer records). If a dispute arises between the Parties in relation to the Confidential Information or the Agreement, the Receiving Party may retain a copy of such Confidential Information as the Receiving Party reasonably determines is necessary for its defense of the dispute. In all cases, any retained Confidential Information will continue to be subject to the terms of the Agreement.
7.2.    Data Security and Use.
(a)    Security Programs Compliance. Each Party will comply with the applicable requirements of the Security Programs.
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(b)    PCI-DSS Attestation. Company may review Provider’s current PCI-DSS compliance status on the Payment Network websites as available. Provider will undergo an annual assessment of its compliance with the Security Programs and, if applicable to the Services provided under the Agreement, the Payment Application Data Security Standards. At Company’s written request, Provider will provide to Company a written attestation of Provider’s updated/renewed compliance with the security requirements related to Cardholder Data promulgated by the Payment Card Industry Security Standards Council.
(c)    Provider Data Breach. If Provider suffers a Provider Data Breach, then it agrees to comply with all Laws and Payment Network Regulations with respect to such Provider Data Breach, including providing the legally required reporting and forensic audits to the Payment Networks. Provider will not pass-through or require Company to be liable to Provider for any fees, fines, penalties, assessments, or charges levied against Provider by the Payment Networks in connection with a Provider Data Breach. Unless otherwise required or directed under Law, the Payment Network Regulations, or a Payment Network, Provider will not (i) contact or inform any Customer of whose data may have been the subject of a Provider Data Breach of the occurrence of the Provider Data Breach, or (ii) publicly disclose that information provided by Company to Provider was the subject in any part of a Provider Data Breach. If Provider is legally obligated or the Payment Network Regulations or Payment Networks require Provider to contact Customers as part of a Provider Data Breach, Provider will limit the notices to such Customers to those required by the legal obligation, the Payment Network Regulations, or the Payment Networks, or as approved by Company. In case of a confirmed Provider Data Breach then Provider must notify Company promptly, but no later than [***]; provided, however, failure to comply with this notice requirement shall not be a material breach.
(d)    Protected Information.
(i)    Each Party will ensure the security of Cardholder Data, Transaction Information and other information by which individuals may be identified (collectively, “Protected Information”) in accordance with all Laws and Payment Network Regulations and the Agreement. Each Party shall: (1) treat Protected Information as confidential information and protect such materials from disclosure to any third person, except as expressly permitted in the Agreement. And use reasonable measures to prevent the unauthorized processing, capture, transmission and use of Protected Information; and (2) at all times only store, process, transmit and use Protected Information in accordance with the requirements of any applicable data processing laws and Payment Network Regulations. Provider and Company shall retain Protected Information for the duration required by Laws and the Payment Network Regulations and thereafter will destroy, in a manner that will render the information unreadable, all such information that is no longer necessary or appropriate to maintain for ordinary business purposes.
(ii)    Company’s processing of any personal data within the meaning of applicable data protection legislation (“Personal Data”) received by it in performance of the Agreement shall comply with applicable data protection legislation and all Laws.
(iii)    Company will not disclose Protected Information to any third party without the consent of the Cardholder, except to a Service Provider, or as otherwise permitted by Laws and the Payment Network Regulations. Company will not retain or store magnetic stripe or CVV2/CVC2/CID data after authorization for any purpose. After authorization, Company will retain only the Customer account number, name, and card expiration date if Company has a reasonable business purpose to retain such information and is otherwise in compliance with the Agreement. If there is a failure or other suspension of Company’s business operations, including any Insolvency Event involving Company, Company will
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not sell, transfer, or disclose Cardholder Data or Transaction Information to third parties, and Company will (a) return this information to Provider, or (b) provide acceptable proof of destruction of this information to Provider.
(iv)    Provider acknowledges that Company may collect information about Company’s Customers as part of a Company sales transaction (e.g., price paid, time, store identifier, SKU information) regardless of the Customer’s payment type and not in connection with the Services, and that the Agreement does not restrict Company’s retention, use or disclosure of such information even though some of that information may overlap with elements of Transaction Information.
(v)    Company and Provider each acknowledge and agrees that Personal Data provided by Company may be transferred outside of the United States, Canada or the European Economic Area (as applicable) for any purpose authorized by the Agreement, provided that proper precautions to maintain the confidentiality of the Personal Data are taken.
(vi)    Company acknowledges that some of Provider’s affiliates, service providers or other third parties are located outside of the jurisdiction(s) where Provider’s operations are located. Company acknowledges that as a result of the foregoing, Personal Data may be accessible to regulatory authorities in accordance with the Laws of these jurisdictions. Provider agrees to use commercially reasonable efforts to maintain physical, electronic, and procedural safeguards that comply with Laws in applicable jurisdictions with respect to safeguarding Personal Data, and Provider agrees to maintain data breach insurance policies for the same. Subject to Laws in any applicable jurisdiction, Provider shall require third parties to whom it discloses Personal Data to protect the information in a manner that is consistent with this Agreement.
(vii)    Notwithstanding anything in the Agreement to the contrary, any Protected Information that Provider obtains in connection with the Agreement may be:
(1)    Used and disclosed by Provider and its Affiliates, third party contractors, agents and employees to provide the Services and related functions to Company and solely for the purpose of performing under the Agreement and in compliance with the Payment Network Regulations and applicable requirements of Laws;
(2)    Disclosed to Company’s agents, employees and representatives, network providers or Card processors for the purpose of assisting Company in completing the Transaction;
(3)    Collected, used and disclosed by Provider as required by Laws or by the applicable Payment Networks or Issuers in compliance with the Agreement and the Payment Network Regulations; and
(4)    Retained for such periods of time as Provider requires to perform its obligations and exercise its rights under the Agreement.
8.    Third-Party Services
8.1.    Company has disclosed in writing to Provider all Third-Party Services being provided to Company and will disclose in writing to Provider any new Third-Party Services to be provided to Company after the Effective Date prior to using the same. All Third-Party Services shall comply with all applicable requirements of Laws, the Payment Network Regulations and the Agreement, including PCI. Company will comply with the requirements of PCI and any modifications to, or replacements of PCI that may occur from time to time, be liable for the acts and omissions of each third party offering such Third-Party Services and will be responsible for ensuring compliance by the third party offering such Third-Party Services with all applicable requirements of Laws, the
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Payment Network Regulations and the Agreement, including PCI. Company will indemnify and hold harmless Provider from and against any loss, cost, or expense incurred in connection with or by reason of Company’s use of any Third-Party Services. Provider will not be responsible for the Third-Party Services not provided by it nor shall Provider be responsible for any Transaction until it receives data for the Transaction in the format required by it and uses such data in connection with processing performed by it under the Agreement.
8.2.    If Company uses Third-Party Services for the purposes of data capture, electronic submission or authorization, Company agrees: (a) that the third party providing such services will be its agent in the delivery of Transactions to Provider via a data processing system or network similar to Provider’s; and (b) to assume full responsibility and liability for any failure of that third party to comply with applicable requirements of Law and the Payment Network Regulations or the Agreement. Provider will not be responsible for any losses or additional fees incurred by Company as a result of any error by a third party agent or by a malfunction in a third party Terminal. Provider is not responsible for any Transaction until it receives data for the Transaction in the format required by it and Provider uses such data in connection with processing performed by it under the Agreement.
8.3.    If required by Provider, Company will cause each provider of Third-Party Services and applicable Company Resource to undergo testing, approval and certification by Provider before Company uses such provider in connection with accessing or using the Services which shall not be unreasonably withheld, conditioned, or denied. Company will use Commercially Reasonable Efforts to ensure that each provider of Third-Party Services or Company Resource maintains certification and compatibility with the Services and that each provider of Third-Party Services and Company Resource is fully compliant with all Laws, Payment Network Regulations, and Security Programs. Failure of Company’s systems, including Company’s point-of-sale system or property management system, or any provider of Third-Party Services systems to maintain certification under this section or to be compatible and function with the most recent version of the Services as provided by Provider, Provider is excused from all liability and all of its obligations under the Agreement to the extent that Provider’s provision of the Services is impaired by such failure, and such failure shall not be considered a material breach of the Agreement on the part of Company.
8.4.    Provider may suspend access to or ability to integrate with Provider’s products, services, and systems of any provider of Third-Party Services immediately without prior notice if the suspension results from:
(a)    such Third Party’s breach of any Laws, Payment Network Regulations or the Agreement,
(b)    the requirement of any court order or Payment Network or application of Payment Network Regulations to the Services,
(c)    Provider’s reasonable determination that such Third Party poses an unacceptable security risk to Provider, Company or any Payment Network, or
(d)    such Third Party’s failure to maintain certification to Provider or the expiration or termination of any agreement between Provider and such provider specific to certification requirements to Provider with respect to the Services.
Promptly following any permitted suspension of services under this Section 8.4, Provider shall promptly notify Company of such suspension and the basis thereof, in reasonable detail.
8.5.    In the event Company uses a third party to provide or otherwise manage its passenger service system (a “PSS Provider”), Company will notify such PSS Provider that Provider has an interest in the information in the possession of such PSS Provider concerning travel services that are the subject of Transactions, and the Company shall, at the request of Provider, make such information available to Provider, even after Company ceases to provide air transportation services during the term hereof or an Insolvency Event has occurred with respect to Company. At Provider’s request,
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Company shall use Commercially Reasonable Efforts to require that its PSS Provider provide written evidence to Provider of its agreement to the requirements of this Section 8.5.
8.6.    Provider may use third party contractors in connection with the performance of its obligations under the Agreement. Provider will be responsible for the performance of its obligations hereunder notwithstanding any use of or delegation of any responsibility to any Provider third party contractor. Provider is responsible for any violations of the Agreement that result from the acts or omissions of its third party contractors in connection with those obligations delegated by Provider as permitted hereunder.
9.    Assessment and Audit.
9.1.    Provider agrees to engage independent, qualified, external auditors (the “Provider Auditors”) from time to time to assess the internal controls and information security measures in place related to the Services (“Internal Controls Assessment”). The Internal Controls Assessment will conform with Laws, applicable Payment Network Regulations and industry standards, including generally accepted auditing standards such as the Statement on Standards for Attestation Engagements Number 16 “Reporting on Controls at a Service Organization” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants (the “SSAE 16”). The frequency of the Internal Controls Assessment will be consistent with industry standards. Upon Company’s written request, but not more frequently than [***], Provider will provide an electronic copy of its most recent SSAE 16 SOC 1 report, which will be deemed Provider’s Confidential Information.
9.2.    If Provider reasonably suspects that it is subject to a financial or reputational risk due to Company’s acts or omissions, Provider shall provide written notice specifying in reasonable detail Provider’s basis hereunder and provide an opportunity for the Parties to discuss Provider’s reasonable suspicion and desire to perform an audit. Notwithstanding the foregoing, Company authorizes Provider and its agents to perform an audit or inspection of Company’s operations and records to confirm Company’s compliance with the Agreement upon reasonable advance notice, during normal business hours, and at Provider’s expense (unless Provider reasonably determines based on such audit that Company is not in compliance with the Agreement, in which case Company will bear the cost). Company agrees to maintain complete and accurate records of its performance under the Agreement. Company will execute and deliver to Provider all documents Provider reasonably deems necessary to verify Company’s compliance with Section 6.
9.3.    In the event of reasonable suspicion that Company or any of its officers, employees or agents are involved in any fraudulent or unlawful activity connected with the Agreement, Provider shall provide written notice specifying in reasonable detail Provider’s basis hereunder, and Provider shall have the right to inspect Company’s Transaction records relating to the Agreement, in connection with which Company authorizes Provider and its authorized agent(s) to examine or audit such records.
9.4.    (a) If Provider reasonably suspects that Company is not in compliance with Laws or that Provider is not or will not be in compliance with Laws due to Company’s acts or omissions, Provider shall provide written notice specifying in reasonable detail Provider’s basis hereunder, and Company authorizes Provider and its agents to perform an audit or inspection of Company’s operations and records to determine such compliance upon reasonable advance notice, during normal business hours, and at Provider’s expense (unless Provider reasonably determines based on such audit that Company is not in compliance with Laws or that Provider is not or will not be in compliance with Laws due to Company’s acts or omissions, in which case Company will bear the cost). Company agrees to cooperate, in good faith, with any such audit. (b) If Company reasonably suspects that Provider is not in compliance with Laws in providing the Services hereunder or that Company is not or will not be in compliance with Laws due to Provider’s acts or omissions, Company shall provide written notice specifying in reasonable detail Company’s basis hereunder, and unless Provider otherwise objects to Company’s assessment the Provider shall be deemed to have authorized the Company and its agents to perform an audit or inspection of those operations and records of Provider related to the Services in question to determine such compliance upon reasonable advance notice, during normal business hours, and at Company’s expense (unless Company reasonably determines based on such audit that Provider is not in compliance with Laws or that Company is not or will not be in compliance with Laws due to Provider’s acts or
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omissions, in which case Provider will bear the cost). Provider agrees to cooperate, in good faith, with any such audit.
9.5.    During the term hereof and for [***] thereafter, Company and Provider shall have the right at reasonable times and upon reasonable notice to audit, copy or make extracts of the records of the other pertaining to the transactions between or among them under the Agreement to determine the accuracy of the amounts that have been or are to be paid, refunded or credited by one Party to the other in accordance with the provisions of the Agreement.
9.6.    Should any review by Company of records relating to amounts that have been paid by Company in accordance with the Agreement reveal that Company was overcharged or it overpaid any amount under the Agreement with respect to the Services, Provider shall, upon receipt of such review, promptly refund and remit such overcharge and/or overpayment to Company. No such refund shall take place with respect to any amount charged or paid more than [***] before the date Provider receives notice thereof and a copy of the related review. Any such review shall be at the Company’s sole cost and expense.
9.7.    Company shall obtain an audit from a third party acceptable to Provider, which should not be unreasonably denied, of those physical security, information security and operational facets of Company’s business related to the Services and provide to Provider and, if applicable, the requesting applicable Payment Network, a copy of the audit report resulting therefrom (a) upon Provider’s request, or upon the request of an applicable Payment Network, promptly following any security breach on Company’s system at Company’s expense, (b) at any time upon request of an applicable Payment Network at Company’s expense and (c) if no security breach has occurred on Company’s system, upon request of Provider, at Provider’s expense; provided that, with respect to this clause (c), such an audit may not be required more than [***] per calendar year
10.    Reporting. Until any obligation of Provider to perform hereunder shall have expired or been terminated and all obligations of Company to Provider hereunder shall have been satisfied, Company shall furnish to Provider the following reports, notices and financial statements, which shall be in English and shall be stated in United States dollars unless an alternative currency is indicated in the Agreement and all of which shall constitute Confidential Information of Company and, notwithstanding anything in Section 7.1 to the contrary, may not be shared or disclosed except for clauses (ii) and (viii) thereof.
10.1.    Within [***] after the end of each fiscal year of Company, the consolidated financial statements of Company and its subsidiaries for the immediately preceding fiscal year, consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit and stating Company’s unrestricted cash (including cash equivalents) balance, certified without qualification by independent certified public accountants of recognized standing selected by Company and acceptable to Provider.
10.2.    Within [***] after the end of each fiscal quarter, consolidated statements of income, cash flow and changes in stockholders’ equity for Company and its subsidiaries, if any, for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of Company and its subsidiaries, if any, as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year and stating Company’s unrestricted cash (including cash equivalents) balance, accompanied by consolidating statements for such period and a certificate signed by the chief financial officer of Company (a) stating that such financial statements present fairly the financial condition of Company and its subsidiaries and that the same have been prepared in accordance with generally accepted accounting principles or international financial reporting standards, as applicable, and (b) certifying as to Company’s compliance with all statutes and regulations applicable to Company, respectively, except noncompliance that could not reasonably be expected to have a material adverse effect on the financial condition or business operations of Company.
10.3.    Upon request of Provider, on or before the [***] of each month, a flight data report for the preceding month, in the form of and containing the information required by Schedule E.
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10.4.    Within [***] of one of the following officers of Company becoming aware of any cancellation of [***] or more of Company’s scheduled flights during any consecutive [***] period or longer or Company publicly announcing that the same shall occur, notice thereof: Chief Financial Officer, Treasurer, Treasury Director, and Shared Services Director.
10.5.    Within [***] one of the following officers of Company becoming aware of any material default by Company under this Agreement, a notice from Company describing the nature thereof: Chief Financial Officer, Chief Accounting Officer or Treasurer. The notice shall include a summary of actions Company proposes to take with respect to such default, subject to any confidentiality obligations that Company may have.
10.6.    Within [***] of one of the following officers of Company becoming aware of the same, notice of any pending or threatened action, suit or proceeding at law or equity, or before or by any Relevant Authority against Company or any of its property which, if determined adversely to Company could materially adversely affect the present or prospective financial condition of Company or affect its ability to perform under the Agreement: Chief Financial Officer, Chief Accounting Officer, Chief Legal Officer or Treasurer.
10.7.    If applicable, within [***] after any (a) termination or suspension of any Billing Settlement Plan or any other agreement that is relevant to Company’s flight operations or performance under the Agreement, or any of Company’s rights or benefits thereunder, or any agreement that Company has with any Relevant Authorities, (b) modification of Billing Settlement Plan or any other agreement that Company has with any Relevant Authorities in the that could materially adversely affect the present or prospective financial condition of Company or impair its ability to perform its payment obligations hereunder or (c) receipt by Company of notice from any Relevant Authorities or a Billing Settlement Plan of such Relevant Authorities’ or Billing Settlement Plan’s intention to terminate, suspend or modify agreement with Company, a notice from Company shall be provided to Provider of such termination, modification or receipt of notice and such information with respect to the same as Provider may request. Such notice shall be provided whether Company is a party to an agreement with any Relevant Authorities or a Billing Settlement Plan on the Effective Date or thereafter becomes party to an agreement with any Relevant Authorities or a Billing Settlement Plan.
10.8.    Immediately upon the occurrence of an Insolvency Event involving Company, Company shall include Provider on the list and matrix of creditors filed with any insolvency authority whether or not a claim may exist at the time of filing, and provide Provider with notice thereof.
10.9.    Promptly upon the failure to pay, whether by acceleration or otherwise, any payment obligation of Company pursuant to any aircraft lease or other financing, which failure would have a material adverse effect on the Company, notice of such failure and information concerning the amount of the obligation and the Company’s good faith estimation of the actual or likely consequences of such failure.
10.10.    Within [***] after the merger or consolidation of Company, or entry by Company into any analogous reorganization or transaction, with any other corporation, company or other entity or the sale, transfer, lease or other conveyance of all or any substantial part of Company’s assets, notice of such event, including a description of the parties involved and the structure of the reorganization or transaction.
10.11.    Immediately upon the Chief Financial Officer or Treasurer of Company becoming aware of any material adverse change in the condition or operations, financial or otherwise, of Company notice of such material adverse change.
10.12.    Upon written request of the Provider from time to time, within [***] after the end of the month in which such request is made, a report of the dollar amount of Vouchers that have been issued but not used as of the end of such month.
10.13.    A compliance certificate in the form of and on such terms as described in the Exposure Protection Schedule.
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10.14.    Such other information with respect to the financial condition and operations of Company as Provider may reasonably request.
11.    Proprietary Rights.
11.1.    As between Provider and Company, Provider retains all right, title and interest in and to the Services, Provider Materials, Updates, Customizations, and all Intellectual Property Rights in any of the foregoing. Company will not acquire any ownership interest or license rights (except such rights as are expressly stated in the Agreement) in or to the Services, Provider Materials, Updates, Customizations, or Intellectual Property Rights in any of the foregoing. If any right, title or interest in and to any Customization is deemed to vest in Company, Company hereby assigns and agrees to assign to Provider all worldwide right, title, and interest in and to such Customization, including all Intellectual Property Rights therein. All rights not otherwise stated in the Agreement are reserved to Provider. The rights granted to Company under the Agreement are non-exclusive and nothing in the Agreement will limit the ability of Provider to market, sell, offer for sale, license or otherwise exploit the Services, Provider Materials, Updates, Customizations or Intellectual Property Rights in any of the foregoing to any third parties or to appoint or authorize any other person or entity to do the same.
11.2.    Except for mere reference to the name and logo of Company in presentations to other merchants for the provision of processing services by Provider, Provider shall not display or show the trademarks, service marks, logos, or company names of Company in promotion, advertising, press releases, or otherwise without first having obtained Company’s written consent.
11.3.    Company may indicate in any advertisement, display or notice that the services of a specific applicable Payment Network are available. Notwithstanding anything in the Agreement to the contrary, any use of applicable Payment Network trademarks and service marks by Company must be in compliance with the Payment Network Regulations. Company’s promotional materials shall not indicate, directly or indirectly, that any applicable Payment Network or Provider endorses or guarantees any of Company’s goods or services.
11.4.    Company and Provider acknowledge that no Party hereto will acquire any right, title or interest in or to any other Party’s trademarks, service marks, logos or company names and such properties shall remain the exclusive property of the respective Parties or their affiliates. Upon termination of the Agreement, the Parties hereto will discontinue all reference to or display of the other Party’s trademarks, service marks, logos and company names.
12.    General Representations.
12.1.    Provider Representations. Provider represents and warrants to Company the following:
(a)    It has full and complete power and authority to enter into and perform under the Agreement and has obtained, and there remain in effect, all necessary licenses, resolutions and filings which are necessary for it to perform its obligations under the Agreement.
(b)    Provider has the power to execute and perform the Agreement. The person executing the Agreement is duly authorized to bind Provider to all provisions of the Agreement and such person is authorized to execute any document and to take any action on Provider’s behalf which may be required to carry out the Agreement. Further, the signing and performing in accordance with the Agreement will not violate any Laws or materially conflict with any other agreement to which Provider is subject.
(c)    Its execution and performance of the Agreement will not violate any provision of its organizational or charter documents. Further, the signing and performing in accordance with the Agreement do not violate the express terms of any other agreement to which Provider, or to Provider’s knowledge, a Member is subject. The Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the terms of the Agreement.
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(d)    It is duly organized and in good standing under laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on its assets or operations; and has all authority, qualifications, licenses and registrations necessary to perform the Services and otherwise conduct its business in compliance with all Laws and Payment Network Regulations.
(e)    Each of Provider, its subsidiaries, and their respective officers and employees and to the knowledge of Provider, its directors and agents and those of its subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Provider, any subsidiary or to the knowledge of Provider any of their respective directors, officers or employees is a Sanctioned Person. Provider and its subsidiaries are in compliance in all material respects with the USA Patriot Act.
(f)    Neither Provider, or to Provider’s knowledge, any Member (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to the knowledge of any officer of Provider engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of any officer, associated with any such person in any manner violative of such Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
12.2.    Company Representations. Company represents and warrants to Provider that:
(a)    Company is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, with all authority, qualifications, licenses and registrations necessary to conduct its business and perform its obligations under the Agreement, and is qualified to do business in each jurisdiction where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on its assets or operations. Company is in compliance with all Laws and Payment Network Regulations. All written information provided by Company to Provider is true and complete and properly reflects the business, financial condition and ownership of Company in all, material respects.
(b)    Company has the power to execute and perform the Agreement. The person executing the Agreement is duly authorized to bind Company and each Affiliated Entity to all provisions of the Agreement as if each Affiliated Entity had executed the Agreement, and such person is authorized to execute any document and to take any action on behalf of Company that Provider requires to carry out the Agreement. Further, the signing and performing in accordance with the Agreement will not violate any Laws, or violate the express terms of any other agreement to which Company is subject. Company has obtained, and there remains in effect, all necessary licenses and filings from and with Relevant Authorities that are necessary for Company to perform its obligations under the Agreement.
(c)    Company’s execution and performance of the Agreement will not violate any provision of Company’s organizational or charter documents, and the Agreement constitutes the legal, valid and binding obligation of Company, enforceable in accordance with its terms.
(d)    Company’s and its subsidiaries’ (if any) audited, consolidated financial statements and its unaudited, consolidated financial statements, as heretofore furnished to Provider, have been prepared in accordance with generally accepted accounting principles or international financial reporting standards, as applicable, applied on a basis consistent with those of the preceding year, and fairly present the financial condition of Company as
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of such date and the result of its operations and the changes in financial position for the period then ended. There have been no material adverse changes in the condition or operations, financial or otherwise, of Company since the date of the financial statements furnished to Provider prior to the execution of the Agreement, except as previously disclosed to Provider in writing. Neither the financial statements described herein nor any other certificate, written statement, budget, exhibit or report, including information and reports relating to Card sales for Travel Costs, furnished by or on behalf of Company in connection with or pursuant to the Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make statements contained therein not misleading. Certificates or statements furnished by or on behalf of Company to Provider consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of Company and Company has no reason to believe that such projections or forecasts are not reasonable. All factual information hereafter furnished to Provider by Company or its agents will be true and accurate in all material respects on the date as of which such information is dated or certified and no such information will contain any material misstatement of fact or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(e)    There is no action, suit or proceeding at law or equity, or before or by any Relevant Authority pending or to the knowledge of Company, threatened against Company or any of its property which, if determined adversely to Company could materially adversely affect the present or prospective financial condition of Company or affect its ability to perform hereunder, and Company is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Relevant Authority that specifically names or is otherwise specific to Company or its operations and where the effect of such default could materially adversely affect the present or prospective financial condition of Company.
(f)    No consideration other than as set out in the Agreement has been provided by Company in return for entering into the Agreement.
(g)    Each of the Company, its subsidiaries, and their respective officers and employees and to the knowledge of the Company, its directors and agents and those of its subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Company, any subsidiary or to the knowledge of any Company any of their respective directors, officers or employees is a Sanctioned Person. Company and its subsidiaries are in compliance in all material respects with the USA Patriot Act.
(h)    Neither Company nor any of its subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to the knowledge of any officer of Company engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of any officer, associated with any such person in any manner violative of such Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(i)    Company is obtaining and using the Services from Provider to facilitate lawful business Transactions between Company and its Customers.
13.    Indemnification.
13.1.    Providers will indemnify and defend Company, its Affiliates, and their respective employees, officers, directors, and agents against losses, damages, liabilities, fines, judgements and expenses (including all reasonable attorneys’ fees) (collectively, “Losses”) in connection with claims, actions, demands or proceedings (made or threatened) brought by a third-party (“Claims”) arising
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out of (a) Provider’s breach of the Agreement; (b) Provider’s or its third party contractors’ gross negligence or willful misconduct; (c) Provider’s or its third party contractors’ violation of Laws or Payment Network Regulations; (d) subject to Section 13.3, Provider’s alleged infringement or other violation of a patent, copyright or trademark of a third party by the Services in the form delivered or Company’s use thereof (an “Infringement Claim”); or (e) any personal injury or real or tangible personal property damage to the extent caused by Provider or its third party contractors.
13.2.    Company will indemnify and defend Providers, their Affiliates, and their respective employees, officers, directors, and agents against Losses in connection with Claims arising out of (a) any sale of goods or services resulting in a Transaction processed under the Agreement; (b) Company’s breach of the Agreement; (c) all use of any user ID and password other than by Provider or Provider’s third-party contractors; (d) Company’s or its Service Providers’ gross negligence or willful misconduct; (e) Company’s; or its Service Providers’ violation of Laws or Payment Network Regulations; or (f) any personal injury or real or tangible personal property damage to the extent caused by Company or its Service Providers, except that no Losses are payable by Company hereunder to the extent that Company complied with Provider’s Provider Materials, Updates, or Customizations.
13.3.    Subject to Provider’s defense obligations as provided in this Section 13.3, indemnification for any Infringement Claim will be limited to [***] resulting from such Infringement Claim in a final judgment by a court of competent jurisdiction, including [***]. If any part of the Services or the use of the Services becomes, or in Provider’s opinion is likely to become, the subject of an Infringement Claim, and as a result of such Infringement Claim Company’s use of the Services may be enjoined or interfered with, then Provider will, at its option and expense, either, and in addition to defending Company and paying the final amount of damages as provided for in this section, (i) obtain a license for Company to continue using the alleged infringing components of the Services; (ii) modify the alleged infringing components of the Services to avoid the infringement in a manner that still permits the Services to perform in all material respects in accordance with the Agreement; or (iii) replace the alleged infringing components of the Services with compatible, functionally equivalent, and non- infringing components. Provider will use commercially reasonable efforts to accomplish the remedies identified in this section in a manner that minimizes the disruption to Company’s business operations. If Provider is not able to accomplish the above remedies within a commercially reasonable time frame and on commercially reasonable terms, Provider may terminate the Agreement upon written notice to Company. Upon such termination, Provider will promptly refund any fees paid for Services not performed as of the date of termination. SECTIONS 13.3 AND 13.4 SET FORTH THE EXCLUSIVE REMEDY OF COMPANY AND THE SOLE AND COMPLETE LIABILITY OF PROVIDER WITH RESPECT TO ANY INFRINGEMENT CLAIM.
13.4.    Provider will have no liability for any Infringement Claim to the extent caused by (i) access to or use of the Services other than as specified under the Agreement and the related Documentation, (ii) combination or use of the Services with non-Provider products or services (whether or not provided to Company by Provider), (iii) any hardware, devices, software, services or other resources not provided by Provider, (iv) failure or refusal by Company to install, implement or use any Update or correction provided by Provider, (v) modification or alteration of the Services by anyone other than Provider without Provider’s prior written consent, or (vi) Company’s goods or services.
13.5.    Any Party seeking indemnification from Company will promptly notify Company of any such claim and allow Company the right to assume the defense of any such claim; provided, that, legal advisors retained by Company shall be reasonably acceptable to Provider. Provider will not settle any such claim without Company’s written consent. In the event that Company does not assume the defense of any such claim, Company must assist in the collection of information, preparation, negotiation and the defense of any such claim. Nothing herein shall limit Provider’s right of Chargeback pursuant the Agreement.
13.6.    Any other provisions contained herein to the contrary notwithstanding, it is hereby agreed that the indemnity provisions set forth in this Section 13 shall survive termination of the Agreement and
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remain in effect with respect to any occurrence or claim arising out of or in connection with the Agreement.
14.    Disclaimer of Warranties. THIS AGREEMENT IS A SERVICE AGREEMENT, AND EXCEPT AS OTHERWISE EXPRESSLY STATED IN THE AGREEMENT, (A) THE SERVICES AND PROVIDER MATERIALS ARE PROVIDED “AS IS,” (B) COMPANY AND PROVIDER DISCLAIMS ALL OTHER RESPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AND ANY REPRESENTATIONS OR WARRANTIES REGARDING THE SERVICES, PROVIDER MATERIALS, EQUIPMENT, SOFTWARE, DOCUMENTATION, AND COMPANY’S USE OF THIRD-PARTY SERVICES, EQUIPMENT, SOFTWARE, OR DATA TRANSMITTED IN CONNECTION WITH THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, TITLE, SECURITY, NONINFRINGEMENT, UNINTERRUPTED OR ERROR-FREE USE, AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE.
15.    Limitation of Liability.
15.1.    Neither party or its agents, officers, directors, or employees will be liable to the other party for indirect, exemplary, punitive, special, consequential or other speculative damages in connection with the Agreement under any theory of law or equity (whether in contract, tort, negligence, strict liability, by statute, or otherwise); provided, that nothing in this Section 15.1 shall limit Company’s liability for any Early Termination Fee.
15.2.    Company acknowledges that fees for the Services are very small in relation to the funds conditionally credited to Company for Transactions, and, consequently, Provider’s willingness to provide these Services is based on the liability limitations contained in the Agreement. Therefore, Provider’s aggregate liability for any Losses, regardless of the form of action, arising out of the Agreement or Provider’s performance or non-performance of Services under any theory of law or equity (whether in contract, tort, negligence, strict liability, by statute, or otherwise), will not exceed, in the aggregate, the greater of (a) [***], and (b) [***].
15.3.    Notwithstanding the limitations set forth in Section 15.2 and the disclaimers in Section 15.1, Provider will be liable to Company for Company’s documented and incurred Provider Data Breach Losses, up to an aggregate amount not to exceed the greater of (a) [***], and (b) [***]. The foregoing limitation will not apply to Losses arising out of Elavon’s gross negligence, willful misconduct, or fraud. NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, SECTION 7.2(c) AND THIS SECTION 15.3 SET FORTH COMPANY’S EXCLUSIVE REMEDY AND THE SOLE AND COMPLETE LIABILITY OF PROVIDER WITH RESPECT TO DAMAGES, PENALTIES, COSTS, EXPENSES, OR LOSSES ARISING FROM A DATA BREACH.
16.    Costs and Expenses. Each Party hereto shall reimburse the other Party for all costs and expenses, including reasonable attorneys’ fees and expenses of outside counsel such other Party actually paid by such other Party in connection with the enforcement or preservation of such Party’s rights hereunder. All costs and expenses to be paid hereunder shall be payable on demand. Costs and expenses to be paid by Company to Provider: (a) are secured by the Deposit and all collateral pledged to Provider hereunder; and (b) Provider, at its option, may deduct the amounts owed to it from any amount otherwise due Company from Provider or apply, set off against or recoup from the Deposit such amount necessary to satisfy Company’s obligations hereunder. This Section shall survive termination of the Agreement.
17.    Fees; Reimbursement; Amounts Owed.
17.1.    Fees for the Services provided pursuant to the Agreement shall be at the rates set forth in the Fee Schedule and the schedules to this Agreement. The fees specified in the Fee Schedule are premised upon the assumption that all transactions are sent to Provider via an accredited pathway.
17.2.    Any fees received or settled through the Settlement Account by Provider will be without any deduction for or on account of any tax or other withholdings imposed by any governmental, fiscal
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or other authority, unless otherwise required by law. If Company is obliged by law to make any such deduction, it will pay to Provider, or Provider will deduct from its daily settlement with Company or through the Settlement Account, such additional amounts as are necessary to ensure receipt by Provider of the full amount of fees Provider would have received in the absence of this obligation.
17.3.    RESERVED.
17.4.    Reserved.
17.5.    Reserved.
17.6.    Company will promptly pay or reimburse Provider for any fees, charges, fines, assessments, penalties, Chargebacks and other amounts that Provider may be required to pay a Payment Network or may incur with regard to any Transaction(s) processed pursuant to the Agreement and solely to the extent arising out of any failure of Company to perform in compliance with applicable Payment Network Regulations, Laws, the requirements of PCI, the Agreement or any act or omission by any third party service provider to Company or any other party to a contract with Company. Without limiting the generality of the foregoing, Company will pay or reimburse Provider for Chargebacks (if applicable), Credit Records and other amounts required to be paid by Provider by virtue of applicable Payment Network Regulations as such Payment Network Regulations may be applied by and charged against Provider from the applicable Payment Networks. Any losses suffered by Provider on account of delay by Provider in processing Chargebacks shall be paid or reimbursed by Company with respect to Chargebacks processed by Provider subsequent to cessation or substantial curtailment of flight operations of Company. Calculation and payment of amounts paid or reimbursed by Company under this Section 17.6 shall be included in the determination of Net Activity.
17.7.    Provider may debit amounts due from Company to Provider hereunder from the Settlement Account. If such debit does not fully reimburse Provider for the amount owed, Company will promptly pay Provider such amount upon demand.
17.8.    Each Provider shall have the right to deduct, set off against, or recoup from the amount of any reimbursement to such Provider hereunder from any payment otherwise due to Company from any Provider under the Agreement, regardless of whether the amount of such reimbursement and the amount of such payment are denominated in the same currency. If Provider is unable to so collect such amount, Company shall pay Provider on demand, the full amount or any undisputed and uncollected part thereof. Provider, at its option, may apply, set off against or recoup from the Deposit amount (if any) such amount necessary to satisfy Company’s obligations hereunder, regardless of whether the Company’s obligations are owed to the Provider that established or maintains the Deposit and regardless of whether the Deposit or any portion thereof are denominated in the same currency. Where any deduction, recoupment or set off requires the conversion of one currency into another, Provider shall be entitled to effect such conversion in accordance with its prevailing practice and Company shall bear all exchange risks, losses, commissions and other bank charges which may thereafter arise. In the case of any payment made to a third party for which Company reimbursed Provider, Company may choose to recover the amount involved or otherwise resolve the cause of the reimbursement in its sole discretion; provided, that, Provider shall have no obligation to recover such amount or take any other actions relating thereto. Without limiting the foregoing, Company acknowledges that Reserved Funds are funds provisionally credited to Provider pursuant to the Payment Network Regulations, subject to Chargeback as provided therein, and that pursuant to the Exposure Protection Schedule such funds will not be credited (provisionally or otherwise) to Company but will be held by Provider subject to subsequent credit as provided in the Exposure Protection Schedule and are subject to Chargeback in accordance with the Payment Network Regulations as such Payment Network Regulations may be applied by the applicable Payment Network.
17.9.    Company will, upon demand by Provider and to the degree permitted by Laws, pay interest on any amount due from Company to Provider under the Agreement for the period such amount remains unpaid calculated at a per annum rate equal to [***] and commencing to accrue on the [***]
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following the date that a written notices is received by Company from Provider regarding such amount due hereunder.
17.10.    Company is responsible to pay all taxes and other charges imposed against it by any governmental authority on the Services and Equipment provided under the Agreement, excluding any taxes based on Provider’s property or net income. If Company is a tax-exempt entity, Company will provide Provider with an appropriate certificate of tax exemption.
17.11.    With respect to Transactions processed by Provider (other than for American Express Transactions),, Provider will qualify Company for the most Company favorable and best available Card Network interchange rate based on the data provided by Company, subject to submission of Sales Records in the format required by the Agreement.
17.12.    If Company’s total [***] Card Sales Value during the most recent twelve month period (“Actual Volume”) are less than the volume projection specified in the Fee Schedule (“Projected Volume”), Company will upon demand of Provider pay to Provider an amount equal to [***]. Notwithstanding the foregoing, in the event of a Force Majeure involving Company, Company will not be required to pay the [***] to Provider.
18.    Purchased Equipment. Provider will ship to Company the Purchased Equipment described in any Statement of Work, application, setup, or order forms, or any addenda or schedules mutually agreed upon in writing by Provider and Company for the purchase price stated thereon. Unless otherwise agreed by the Parties or stated in the Statement of Work, Company will be responsible for all shipping costs, insurance, import and export duties and similar taxes and amounts.
19.    Processing Services.
19.1.    Company desires to engage the Members that are signatories to the Agreement to process Transactions conducted in the Applicable Countries (collectively, the “Applicable Transactions”) on behalf of Company for Cards bearing the service marks of VISA, MasterCard or other card networks indicated from time to time, if any (collectively, the “Card Networks”), and each such Member has agreed to undertake such processing.
19.2.    To the extent multiple Members are or become Parties to the Agreement: (i) each Member shall be deemed an agent of each other for purposes of perfecting any liens, if any, under the Agreement; and (ii) Company shall have no responsibility for any relationship between such Parties and may treat U.S. Member (or International Member to the degree U.S. Member is not a Party to the Agreement, or Canada VISA Member to the extent neither U.S. Member nor International Member is a Party to the Agreement) as the sole Member to the Agreement for all purposes. Company hereby requests that Member process Applicable Transactions on behalf of Company and provide the services described in the Agreement, and Member agrees to process, or cause to be processed, the Applicable Transactions and provide such services, or cause them to be provided, in compliance with the terms and conditions of the Agreement and with the Payment Network Regulations and Laws.
20.    Applicable Countries. The Applicable Countries for purposes of Processing Services shall be those listed in Schedule C. Provider may decline to process Transactions in an identified Applicable Country if Provider is not authorized or is not permitted under Laws or Payment Network Regulations to process such Transactions. If at any time Provider is processing Transactions in an identified Applicable Country and there are changes in Laws or Payment Network Regulations which result in Provider not being authorized or not being permitted to process such Transactions, Provider may upon written notice to Company cease to process such Transactions effective [***] following such notice or the date such changes in Laws or Payment Network Regulations become effective, whichever is sooner.
21.    Settlement Account. Company shall establish and maintain one Settlement Account for each currency permitted pursuant to the Agreement. Each Settlement Account shall be maintained in an office of the financial institution designated by Company that is acceptable to Provider, which should not be unreasonably denied, and shall be subject to Provider’s customary practices and procedures applicable to
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accounts of that nature and shall be subject to the terms of the Agreement. Company shall provide to Provider all information necessary to facilitate remittance of funds to each Settlement Account.
22.    Applicable File Specification. All sales must be submitted to Provider in a format consistent with the Applicable File Specification. “Applicable File Specification” means the any file specification from time to time specified by Provider (or any modification or replacement thereof at any time provided to Company by Provider). Any sales submitted consistent with the Applicable File Specification shall be deemed accepted by Provider.
23.    Payment Network Regulations.
23.1.    Company acknowledges that Provider has entered into the Agreement in reliance upon the applicability of the Payment Network Regulations of applicable Card Networks to the transactions hereunder and Company’s performance thereunder. To the extent there is a conflict between applicable Payment Network Regulations and the terms of the Agreement, the Payment Network Regulations shall control. To the extent there is a conflict between Laws and applicable Payment Network Regulations, Laws shall control. For purposes of the foregoing, a conflict shall be deemed to exist only if (i) compliance with the terms of the Agreement is impossible without a breach of the applicable Payment Network Regulations or (ii) compliance with the applicable Payment Network Regulations is impossible without a breach of Laws.
23.2.    Company and Provider shall each be responsible for any liability or losses arising out of or related to its own failure to observe, perform or otherwise comply with the applicable provisions of the Payment Network Regulations.
24.    Effect of Termination. No termination of the Agreement shall affect the rights or obligations of any Party which may have arisen or accrued prior to such termination, including without limitation claims of Provider for Chargebacks related to Transactions that occurred prior to any termination.
25.    Disputes with Cardholders. Company is solely responsible to handle all claims or complaints by a Cardholder with regard to Travel Costs or Transactions. Any dispute between Company and a Cardholder arising out of the contract of air carriage shall be settled directly by Company without liability, cost, or loss to Provider. Company may undertake such activities in such manner as it deems reasonable and appropriate to protect its own interests, with no duties or obligations to Provider in connection therewith.
26.    Exposure Protection. Provider may retain and hold all funds paid to it by a Card Network on account of Sales Records submitted by Company to Provider as Reserved Funds in accordance with the Exposure Protection Schedule attached to the Agreement as Schedule D.
27.    Notices. All notices permitted or required by the Agreement shall be in writing and served by reputable express delivery service (including any courier service) or electronic mail if an applicable e-mail address is provided. Any written notice served by reputable express delivery service (including any courier service) will be deemed received upon the earlier of (a) actual receipt or (b) if deposited for delivery with a nationally recognized overnight carrier, two business days after being deposited for such delivery. Any written notice served by e-mail will be deemed received on the business day of confirmation of transmission or, if such e-mail is sent after the recipient’s normal business hours or on a day that is not a business day, on the following business day.
Notices to Company will be addressed to Company’s address indicated on the signature page hereto or to the most recent address for Company shown on Provider’s records. All notices permitted or required to be sent to Provider pursuant to the Agreement shall be addressed as set forth below or such other address as Provider may indicate in writing:
To any Member:

U.S. Bank National Association
Mail Station BC-MN-H05M
800 Nicollet Mall
Minneapolis, Minnesota 55402
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United States of America
Attention:    Credit Manager
E-mail:    USBankAirlineCredit@usbank.com
With a copy to:

Elavon, Inc.
Two Concourse Parkway, Suite 800
Atlanta, Georgia 30328
United States of America
Attention:    General Counsel
E-mail:    AirlinesLRT@elavon.com
28.    Submission of Transactions by Company. Company represents and warrants to Provider that:
28.1.    Company’s Transactions and credit refund procedures comply in all material respects with all Laws and that are pertinent to such Transactions or refunds and with the applicable Payment Network Regulations. All Transactions submitted for processing hereunder are bona fide, no Transaction involves the knowing use of a Card for any purpose other than the purchase of goods or services in the ordinary course of business from Company nor does it involve: (i) a Cardholder obtaining cash from Company or any Agent; (ii) Company accepting a Card to collect or refinance an existing debt or previous Card charges; or (iii) any collusion between Company and Cardholder with the intent of committing fraud.
28.2.    Company is in compliance in all material respects with (a) its agreement with Relevant Authorities of those jurisdiction in which Company conducts flight operations and for which such Transactions relate and (b) Billing Settlement Plan.
28.3.    Unless explicitly provided otherwise by the Agreement, any Transactions submitted under the Agreement shall not relate to the provision of services or goods to a country where there may be, or are, any restrictions, regulations, Sanctions or laws prohibiting or restricting the provision of any such services or goods applicable either to Provider or Company.
The foregoing representations and warranties and the representation and warranties contained in Section 12.2 of the Agreement shall be deemed to be made each time Company submits a Sales Record or Credit Record to Provider for processing.
29.    Representations of Providers. Each Provider is a validly existing under the laws of its jurisdiction of organization, with all authority, qualifications, licenses and registrations necessary to conduct its business, in all jurisdictions where such Provider conducts business, in compliance with all Laws and Payment Network Regulations. Each Provider has the power to execute and perform the Agreement. The person executing the Agreement is duly authorized to bind the applicable Provider to all provisions of the Agreement and such person is authorized to execute any document and to take any action on such Provider’s behalf which may be required to carry out the Agreement. Further, the signing and performing in accordance with the Agreement will not violate any Laws or conflict with any other agreement to which any Provider is subject.
30.    VMAS™/MATCH™ Listing. Company acknowledges that Provider is required to report Company’s business name to the Visa VMAS™ listing maintained by Visa or the MATCH™ listing maintained by MasterCard and accessed by Visa pursuant to the requirements of the Payment Network Regulations. Company specifically consents to the fulfillment of the obligations related to the listing by Provider, the listing itself, and Company waives and holds harmless Provider from all claims and liabilities it may have as a result of such reporting
31.    Honoring Cards.
31.1.    Company shall use Commercially Reasonable Efforts to cause all Agents to permit Cardholders to charge Travel Costs in a manner that materially complies with the terms and conditions of the Agreement and in compliance with applicable Payment Network Regulations. Company shall use
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Commercially Reasonable Efforts to cause compliance by Agents with all of the terms and conditions of the Agreement to be performed by Company or Agents. Notwithstanding any such reasonable efforts by Company, Company is responsible for: (i) any failure by any Agent in performing the applicable provisions of the Agreement; and (ii) the settlement of Sales Records and Credit Records completed by Agents.
31.2.    Company or Agent shall obtain Authorization for the total amount of the Travel Costs before completing any Transaction. Such Authorization may be provided by any third party provider acceptable to Provider. Company or Agent will follow any instructions received during Authorization and shall not incur any liability hereunder for complying with such instructions. Upon receipt of Authorization, Company or Agent may consummate only the Transaction authorized and must note the Authorization code on the Sales Record.
31.3.    Neither Company nor any Agent shall engage in a Transaction with any customer in any of the following circumstances (with the exception of ticket by mail, internet or telephone and ticket by automated machine or purchased through other CNP Transactions): (a) a Card is not presented at the time of sale; (b) for any Card without a EMV chip, the signature on the Sales Record does not appear to correspond to the signature appearing in the signature panel on the reverse side of the Card, or the Cardholder does not resemble the person depicted in any picture which appears on the Card; (c) for any Card without a EMV chip, the signature panel on the Card is blank and is not signed; and (d) no Authorization is received. If Company or any Agent completes a Transaction under the conditions in this Section 31.3, Company shall be responsible for such Sales Record or Credit Record regardless of any Authorization.
31.4.    (a)    Each Card sale shall be evidenced by a Sales Record.
(b)    Company shall include all items of Travel Costs purchased in a single Transaction in the total amount on a single Sales Record or Transaction record
(c)    Each Sales Record shall include on its face the items needed to complete the Settlement File required by Provider.
(d)    Company shall not effect a Transaction for only part of the amount due on a single Sales Record except when the balance of the amount due is paid by the Cardholder at the time of sale in cash, by check, with another card or Card, or any combination thereof.
(e)    If Company or Agent honors a Card, Company or Agent honoring the Card is required to make available to the customer a true and completed copy of the Sales Record, in accordance with the Operating Guide.
31.5.    Company further acknowledges that certain Card products may not be accepted unless Company is participating in a 3D Secure™ System. As part of such participation, Company will:
(a)    Participate in the 3D Secure™ and acquire the right to use the MPI by agreement with an approved seller of MPI software;
(b)    have Provider host an MPI, or such other merchant plug-in software product designated by Provider from time to time, on Company’s behalf on the terms set forth by Provider and communicated to Company; or
(c)    Procure for Company’s own use a merchant plug-in software product of equivalent functionality to the MPI with the prior written consent of Provider.
For purposes of the Agreement, “3D Secure” means the Three-Domain Secure protocol developed by Visa and for the purposes of the Agreement includes Verified by Visa™ and MasterCard® SecureCode™ developed by MasterCard and such other programs notified to Company by Provider from time to time (and in each case shall include successive versions thereof) and the expression “3D Secure™ System” shall be construed accordingly. Company acknowledges that the Card Networks may require 3D Secure for the processing of certain Card products. Provider will
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use reasonable endeavors to advise Company from time to time of those Card products that are not accepted without use of 3D Secure. If 3D Secure is required, Company will be provided reasonable time to comply with this requirement.
32.    Submission of Sales Records and Credit Records.
32.1.    All settlements with respect to Transactions submitted in the currency of a given Applicable Country shall be denominated in the lawful currency or currencies specified in the Agreement.
32.2.    (a)    Neither Company nor Agent may present for processing or entry to any Card Network, directly or indirectly, any Sales Record or Credit Record that was not originated as a result of a Transaction between the Cardholder and Company or that does not otherwise comply with the Operating Guide.
(b)    Company or Agent shall submit to Provider for processing each Sales Record in accordance with the timeframes required by the applicable Payment Network Regulations. The method of billing for all Sales Records and Credit Records processed through any Billing Settlement Plan must be by electronic transmission and shall include itinerary records consisting of departure dates or, with respect to Travel Costs that are memberships or passes, the expiration date of such memberships or passes.
(c)    Sales Records submitted to Provider will be credited to Net Activity only after expiration of the Settlement Period, if any, for such Sales Records.
(d)    Subject to any rights of Provider to retain and hold funds pursuant to the Agreement (including, without limitation, pursuant to the Exposure Protection Schedule), Provider will deposit, or cause to be deposited, on each Business Day, via electronic funds transfer or any other form of funds transfer acceptable to Provider in its sole discretion, into the applicable Settlement Account for each applicable currency, an amount equal to the amount of Net Activity relating to such currency for each Business Day.
(e)    At any time that the aggregate amount of Net Activity results in an amount due to Provider, the aggregate amount due may be deducted, recouped or set off from amounts subsequently payable to Company under the Agreement on account of Sales Records irrespective of the currency in which payment to Company is to be made; provided, that, Provider may, at its option (i) require an immediate wire transfer from Company in the amount due, or (ii) apply, set off against or recoup from any Deposit maintained pursuant to the Agreement the amount due from Company under the Agreement. Company acknowledges that the Agreement is a “net payment agreement” and that the right of Provider to net out obligations due from Company under the Agreement from amounts payable to Company hereunder (including from or as represented by the Deposit amount) is a right of recoupment. Company further acknowledges that Provider has entered into the Agreement in reliance upon such right.
(f)    Amounts deposited in a Settlement Account or otherwise credited to Company (including, without limitation, amounts credited against Company’s obligations to Provider for fees, costs and expenses hereunder) in respect of any Sales Record pursuant to the Agreement and Company’s right to payment of Reserved Funds shall be provisional until the payment made to Provider by the Card Network in respect of such Sales Record shall become final (i.e., all rights of Chargeback or other rights of the Cardholder or Issuer to obtain reimbursement of such payment from Provider shall have expired).
(g)    In the event that more than one Provider is a Party to the Agreement, amounts owed by Company to any Provider may be recovered by such Provider from amounts due to Company by any other Provider, including amounts attributable to any Deposit. Company authorizes each Provider to remit any amounts payable to Company by such Provider to any other Provider to pay Company’s obligations to such Provider thereunder.
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32.3.    At Company’s request, Provider will make available to Company with Transaction reports each Business Day that correspond to Net Activity and that will summarize sales, returns (refunds), Chargebacks, processing fees, and adjustments, with adequate detail to all Company to perform account reconciliation.
32.4.    Company shall cause Agents to submit Sales Records and Credit Records to Provider in the form of the Settlement File by electronic transmission as provided in the Operating Guide and Section 33 through Company’s accounting office or the appropriate processing center of the area or Billing Settlement Plan of which Company is a Provider. Company or the appropriate processing center, as the case may be, shall submit the Sales Records and Credit Records to Provider in accordance with the terms of the Agreement. Company shall notify Provider of any proposed change to the form of Settlement File not less than [***] in advance of the proposed effective date of such change.
32.5.    If Company utilizes Electronic Data Capture (“EDC”) services pursuant to this Section 32.5 to transmit Sales Records and Credit Records for Transactions through a Terminal, Company agrees to utilize such EDC services in accordance with applicable Payment Network Regulations. Company may designate a third person as its agent to deliver to Provider or directly to Card Networks Transactions captured at the point of sale by such agent. If Company elects to designate such an agent, Company must provide Provider prior written notice of such election. Company understands and agrees that Provider is responsible to make payment to Company for only those Transaction amounts delivered by such agent to the Card Networks, less amounts withheld by Provider pursuant to the Agreement, and Company is responsible for any failure by such agent to comply with any Payment Network Regulations, including any such failure that results in a Chargeback.
33.    Transmission.
33.1.    When Sales Records and Credit Records are submitted to Provider, other than Sales Records and Credit Records originating from Terminals, and processed by Provider’s Terminal processor, such Sales Records and Credit Records shall be submitted to Provider by means of a summary of all Travel Costs by electronic transmission compatible with the computer system of Provider and shall comply with Section 32.2 of the Agreement. Each such electronic transmission shall be made in the form of the Settlement File or any other format acceptable to Provider in its sole discretion. Company agrees that: (i) Company will not (and will ensure any third party services providers it uses with respect to data capture, electronic submission or authorization will not) change the method or format of electronic submissions (including without limitation the code or data value types associated with electronic submission) without first providing written notice to Provider of the same and obtaining Provider’s prior consent and (ii) if Company requests a change in the method or format with respect to such electronic submissions, Provider may require regression testing or other testing of such electronic submissions (in the requested format) prior to consenting to such change in format, and Company will be responsible for Provider’s costs and expenses (including fees for Provider’s employees at their standard rates) in connection therewith; provided that such testing shall not constitute consent to such format change and shall not in any way limit Provider’s right to withhold consent with respect to such format change.
If an electronic transmission of Travel Costs does not meet the requirements of the approved format, Provider shall use reasonable efforts to advise Company within eight hours of receipt of same, provided that with respect to electronic transmissions that do not meet the requirements of the approved format due to Company’s failure to comply with its obligations in Section 33.1 regarding changes to the method or format of electronic transmission, Provider shall only be required to use reasonable efforts to advise Company of same promptly after Provider becomes aware that electronic transmissions that do not meet the requirements of the approved format. Any electronic transmission that does meet the requirement of the approved format shall be deemed accepted by Provider.
33.2.    Any acceptance by Provider of an electronic transmission of Travel Costs that does not comply with the appropriate format or, if in the appropriate format, does not contain the information in respect to each Travel Cost summarized therein required by the terms of the Agreement, shall not constitute a waiver of, or preclude Provider from exercising, the right of Chargeback.
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34.    Returned Unused Travel Costs; Credit Adjustment.
34.1.    Company will maintain and apply on a consistent basis a policy for the return or exchange of tickets or other Travel Costs for credit adjustments that Company, in its reasonable discretion, deems to be fair and uniform. On or promptly following the date Company accepts the return of unused tickets or other Travel Costs or otherwise allows an adjustment to the Travel Costs which were the subject of a previous Card sale, Company will date and otherwise properly complete a Credit Record and submit it to Provider for processing hereunder in accordance with the timeframes required by the Payment Network Regulations and Laws where the return or exchange is to occur, with the exception when airline credits are used, where Company will notify Provider promptly.
34.2.    Company will make no cash refunds in connection with such credit adjustments, except to the extent it is required to effect a cash refund pursuant to the requirements of Laws.
34.3.    The submission of a Credit Record will not impair the right of Chargeback of Provider against Company in an amount not to exceed the excess of (a) the amount of the Sales Record over, (b) the amount of the Credit Record submitted by Company.
34.4.    Company shall not accept monies from a Cardholder for the purpose of preparing and depositing a credit voucher that will affect a deposit to the Cardholder’s account. Company shall not process a Credit Record without having completed a previous purchase Transaction with the same Cardholder.
34.5.    Provider may elect at any time to refuse to process any Credit Record relating to Transactions not originally processed by Provider, and under no circumstances will Provider’s election to process such returns, refunds, or adjustments in any way obligate it to continue to process such items in the future.
35.    Chargebacks. This Section shall apply solely to the extent Provider is providing Chargeback Services.
35.1.    Provider is not obligated to accept any Sales Record that does not comply in every respect with the terms and conditions of the Agreement, or that does not comply in all respects with the applicable Payment Network Regulations.
35.2.    Company agrees to pay Provider the amount of each Chargeback and, in the case of amounts that have not been paid to Company, acknowledges Company has no right to receive amounts attributable to Chargebacks. Provider may deduct and retain any amount due to Provider from Company on account of Chargebacks from amounts otherwise payable to Company under the Agreement. The provisions of Section 32.2 with respect to payment of Company’s obligations to Provider will apply in the event the amount of Net Activity results in an amount due Provider.
35.3.    So long as a Chargeback claim is in the process of dispute resolution pursuant to the Payment Network Regulations, Company shall not make any other claim or take any proceedings against the Cardholder in relation to the related Transaction or the underlying contract of sale or service.
35.4.    In connection with the processing of Chargeback claims, Provider shall be entitled to rely and act on any agreements, requests, instructions, permissions, approvals, demands or other communications given on behalf of Company (whether orally, via email or in writing) and Provider shall not be liable to Company for any loss or damage incurred or suffered by it as a result of such action.
35.5.    Subject to compliance with any applicable data processing laws and Section 7.2(d), Provider may provide Cardholder’s name and address for each Chargeback when it is included in the Cardholder’s documentation received by Provider.
35.6.    Company acknowledges and agrees that the “Chargeback Handling Fee” described in the Fee Schedule constitutes reasonable compensation to Provider for the services provided by Provider in connection with the handling of Chargebacks, taking into account, among other things, the costs
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and expenses, whether direct or indirect, and whether out-of-pocket or attributable to an increased administrative burden, incurred or suffered by Provider as a result of such Chargeback activity.
36.    Submission Currency, Settlement Currency. All Transactions under the Agreement shall be submitted to Provider in a Submission Currency acceptable to the Provider and the applicable Card Network, and all settlements with respect to such Transactions shall be in the Submission Currency, unless Multi-Currency Conversion or another currency conversion agreement applies. If Multi-Currency Conversion or another currency conversion agreement applies, Company may request that Provider permit that Applicable Transactions be settled with a different Settlement Currency and such Transactions will only be settled in a different Settlement Currency if Provider is able to accommodate such request and affirmatively agrees to such settlement process.
37.    Currency Conversion. If the Provider permits settlement with a Settlement Currency that is different than the Submission Currency, Company acknowledges and agrees that a currency conversion would be required for such Transactions and that for each such currency conversion, in addition to all other processing fees payable for such Transaction: (1) for any Transaction for which Multi-Currency Conversion services are provided, if any, Provider will employ the methodology described in the schedule regarding Multi-Currency Conversion; (2) for any other Transaction, Provider will employ its then applicable exchange rate methodology in making any such currency conversion and the costs associated with such conversion would be passed on to Company.
38.    [Intentionally Omitted].
39.    [Intentionally Omitted].
40.    Canada Processing. This Section shall apply solely with respect to Transactions originating in Canada (if any).
40.1.    Company agrees to accept Canadian-issued Visa debit payment cards (“Visa Debit Cards”) and expressly authorizes VISA Member to process Transactions made with Visa Debit Cards. VISA Member agrees to include all Visa Debit Card activity on the monthly statements provided with respect to Transactions outside of Visa Debit Cards.
41.    Governing Law; Jurisdiction and Venue.
41.1.    [Intentionally Omitted.]
41.2.    With respect to Transactions processed by U.S. Member:
(a)    The Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflict of law principles.
(b)    Company and U.S. Member agree that any legal suit, action or proceeding arising out of or in connection with Transactions processed by U.S. Member may be brought in the Borough of Manhattan in the City of New York (or any appellate court therein), or the United States District Court for the Southern District of New York, and hereby submit to the non-exclusive jurisdiction of each such court. In addition, each of Company and U.S. Member hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in the State of New York, or the United States District Court for the Sothern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum of and waives any objection to venue with respect to the actions brought in those courts.
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41.3.    With respect to Transactions processed by Canada VISA Member or Canada MasterCard Member:
(a)    The Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to its conflict of law principles.
(b)    Company, Canada VISA Member and Canada MasterCard Member agree that any legal suit, action or proceeding arising out of or in connection with Transactions processed by Canada VISA Member or Canada MasterCard Member may be brought in any court of the Province of Ontario, and hereby submit to the non-exclusive jurisdiction of each such court. In addition, Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any court of the Province of Ontario, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum of and waives any objection to venue with respect to the actions brought in those courts.
41.4.    With respect to the Professional Services provided by Elavon:
(a)    The Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflict of law principles.
(b)    Company and Elavon agree that any legal suit, action or proceeding arising out of or in connection with Professional Services may be brought in any Borough of Manhattan in the City of New York, State of New York, or the United States District Court for the Southern District of New York, and hereby submit to the non-exclusive jurisdiction of each such court. In addition, Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any District Court of the State of New York, or the United States District Court for the District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum of and waives any objection to venue with respect to the actions brought in those courts.
41.5.    The submission to jurisdictions by any Provider shall not (and shall not be construed as to) limit the right of such Provider to take proceedings against Company in whatsoever jurisdictions shall to it seem fit nor shall the initiating of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction.
42.    Insolvency Event. Notwithstanding anything contained herein to the contrary, upon and after the occurrence of an Insolvency Event involving Company, Provider may, at its option, require as a condition to the processing of any Transactions submitted to it relating to sales made by Company prior to or after the institution of such proceedings, the entry of an order by the court having the jurisdiction of any such proceeding, authorizing Company to issue, and Provider to process, Transactions for sales made by Company prior to or after the institution of such proceeding, in form and substance satisfactory to Provider. Company acknowledges that the Agreement constitutes a contract to make a loan, or extend other debt financing or financial accommodations to, or for the benefit of Company, and, as such, cannot be assumed or assigned in the event of an Insolvency Event involving Company. Company will be responsible to Provider for any damages suffered by, and expenses incurred by, Provider due to an Insolvency Event involving Company.
43.    General Provisions.
43.1.    Entire Agreement. The Agreement (including the Operating Guide, all appendices, schedules, attachments, exhibits, addenda and other documents incorporated by reference) and any amendment or supplement to it, constitutes the entire agreement between the Parties, and all prior or other agreements, written or oral, are superseded by the Agreement. If a conflict exists between the documents comprising the Agreement, the following order of priority will apply:
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(a)    Any schedules mutually agreed upon by the Parties, with respect to the subject matter thereof;
(b)    Any signed Statement of Work;
(c)    These General Terms and Conditions and attached Appendices;
(d)    The Operating Guide; and
(e)    Any Documentation provided to Company in writing by Provider.
43.2.    Construction. The headings used in the Agreement are inserted for convenience only and will not affect the interpretation of any provision. Each provision is to be construed as if the parties drafted it jointly. The word “day” will mean “calendar day”, unless specifically stated otherwise.
43.3.    Assignability. The Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto. Consent of Company shall not be required as to an assignment by Provider to any subsidiary, Affiliate or parent of Provider, any successor to Provider by reason of merger or consolidation, or any Person qualified under Payment Network Regulations to perform the obligations of Provider under the Agreement. No Party hereto shall make any other assignments of the Agreement without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld. Provider in its sole discretion, without prior notice to Company, may designate and authorize any Affiliate(s) of Provider to take any action required or allowed by Provider or to undertake any duties or fulfill any of its obligations hereunder, and in such case such Affiliate(s) shall be entitled to the rights and benefits of Provider hereunder. Notwithstanding any such designation and authorization, Provider shall remain liable for any breach or failure to perform hereunder by any such Affiliate(s) of Provider hereunder. Company is entitled to rely on, and shall not be liable to any Affiliates of Provider for or arising from, any instruction or communication of Provider with respect to any permitted assignment of benefits or rights hereunder.
43.4.    Telephone Recording. For quality assurance, training and fraud detection purposes, Company authorizes Provider to monitor and record customer service telephone conversations at any time, subject to Laws and applicable disclosures if required.
43.5.    Amendments. Except as otherwise stated in the Agreement, the Agreement shall not be amended, supplemented, modified or changed in any manner, except as provided in writing, which writing must expressly state that it is an amendment or modification to the terms hereof, and signed by the applicable Parties hereto. If an amendment or modification to this Agreement is required as a result from changes in the Payment Network Regulations or Laws, Provider shall provide Company written notice to Company of such a change in the Payment Network Regulations or Laws, as applicable, in a periodic statement or other written notice, and such change will become effective as of the date provided in the statement or notice, but in no event earlier than [***] after the issuance of the statement or notice.
43.6.    Severability and Waiver. If any provision of the Agreement is found to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions of the Agreement will not in any way be affected or impaired thereby. None of the failure to exercise, the delay by any Party to exercise, or the partial exercise of any right under the Agreement will operate as a waiver or estoppel of such right, nor will such amend the Agreement. All waivers requested by a Party must be signed by the waiving Party.
43.7.    Remedies Cumulative. All remedies, rights, powers, and privileges, either under the Agreement or by law or otherwise afforded to a Party, shall be cumulative and not exclusive of any other such remedies, rights, powers and privileges. Each Party may exercise all such remedies in any order of priority.
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43.8.    Certain Relationships. Provider and Company will be deemed independent contractors and neither Party will be considered an agent, joint venturer or partner of the other, unless and to the extent otherwise specifically stated in the Agreement. The Agreement has been entered into solely for the benefit of the Parties to the Agreement and is not intended to create an interest in any third party except where explicitly stated otherwise. Company agrees and acknowledges that Provider has no fiduciary relationship with or any fiduciary duty to Company arising out of or in connection with the Agreement, and Provider is not and will not be acting as an advisor, agent or fiduciary for Company. Company hereby waives and releases any claims that it may have against Provider with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Agreement.
43.9.    Survival. All of the obligations of each Party that by their nature should survive termination or expiration of the Agreement in order to achieve its purposes, will survive and remain binding upon and for the benefit of the Parties.
43.10.    Counterparts; Electronic Delivery. The Agreement may be signed in one or more counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same agreement. Signed counterparts may be delivered by fax or electronic means (e.g.,.pdf documents via e-mail), and will constitute signed originals.
43.11.    Force Majeure. Any delay in the performance by any Party hereto of its obligations (except for payment of monies when due) shall be excused during the period and to the extent that such performance is rendered impossible or impracticable due to Force Majeure. A “Force Majeure” means an act of God, natural disaster or weather condition, earthquake, war, act of terrorism, civil disturbance directly affecting the ability to perform, action (other than through a legislative or other law making process) by governmental entity, strike, boycotts, unavailability of parts, equipment or materials through normal supply sources, the failure of any utility to supply its services for reasons beyond the control of the Party whose performance is to be excused and other cause beyond such Party’s reasonable control. If a Force Majeure interrupts Provider’s provision of any Services, Company will continue to pay Provider the accrued but unpaid fees when due for the Services provided under the Agreement and Provider will make all reasonable efforts to restore such Services. If the Force Majeure continues for a more than [***], then Company may, upon notice to Provider, as its sole and exclusive remedy, abate payment to Provider to the extent Services are not performed and terminate the Agreement. If any Party is affected by a Force Majeure event, it shall immediately notify in writing the other Parties of the nature and extent of the circumstances and the Parties shall discuss in good faith towards agreement or resolution on the action to be taken.
43.12.    Business Continuity. Provider will maintain and adhere to business continuity plans that are commercially reasonable within the industry for the Services.
43.13.    Judgment Currency. Company agrees that any judgment concerning the Agreement granted in favor of Provider shall be paid in the currency such judgment is rendered in (the “Judgment Currency”). If Company fails to pay a judgment as described in the preceding sentence, Company agrees to indemnify Provider against any loss incurred by Provider as a result of the rate of exchange at which any amount recovered against Company (by way of recoupment, setoff or otherwise) is converted to the Judgment Currency. The foregoing indemnity shall constitute a separate and independent obligation of Company and shall apply irrespective of any indulgence granted to Company from time to time and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency
43.14.    Assistance. No Party to the Agreement shall unreasonably withhold any documentation required by another Party to the Agreement in connection with the defense of any claim asserted in connection with the Agreement.
43.15.    Authorized Persons. Company may from time to time provide to Provider in writing a list of directors, officers, agents or employees of Company (“Operational Personnel”) authorized to undertake certain functions or take certain actions on behalf of Company with respect to the
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Services, as further described in such list. Company may provide updates to such list to Provider in writing from time to time. For the avoidance of doubt, the provision of any such list or updates to the same will not, by itself: (a) impose any obligations upon Provider to accept any instructions from Operational Personnel or (b) impose any liability on Provider for any failure to accept any instructions provided by Operational Personnel.
43.16.    Waiver of Trial by Jury. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
43.17.    Waiver of Sovereign Immunity. To the extent that Company may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to the Agreement, to claim for itself or its revenues, assets or properties sovereign immunity from suit, from the jurisdiction of any court (including but not limited to any court of the United States of America), from attachment prior to judgment, attachment in aid of execution of a judgment or from execution of judgment to the extent that in any such jurisdiction there may be attributed such sovereign immunity (whether or not claimed), Company hereby irrevocably agrees not to claim and hereby irrevocably waives such sovereign immunity in respect of suit, jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment and execution of a judgment.
44.    Canada Provisions. The following provisions apply with respect to all performances and Transactions under the Agreement occurring in Canada.
44.1.    Company agrees that the Agreement is a contract for the advance of credit to Company within the meaning of Section 11.01(b) of the Companies’ Creditors Arrangement Act (Canada) and within the meaning of Section 65.1(4)(b) of the Bankruptcy and Insolvency Act (Canada) and cannot be assigned by Company in the event of an Insolvency Event relating to Company. Company hereby acknowledges that but for the agreement in the immediately preceding sentence, Provider would not have entered into the Agreement. Company will be responsible to Provider for any damages suffered by, and expenses incurred by, Provider due to a Company Insolvency Event.
44.2.    Notwithstanding anything in the Agreement to the contrary: Provider will not amend the fees for the Services for the initial term of the Agreement except (i) as stated in Schedule A, or (ii) to pass through to Company increases in interchange, assessments, charges, or increased or new fees imposed by a third party; provided that, with respect to Credit Card and Debit Card Transactions, any such fee increases or new fees, other than in accordance with pre-determined fee schedules, if any, will be effective [***] after Company receives notice thereof. Notwithstanding the previous sentence, Provider may adjust the Processing Fees stated in Schedule A, without further consent or agreement from Company, to pass through any new fees imposed upon Provider by any third parties (including any Payment Network) in connection with the Processing Services; provided that, with respect to Credit Card and Debit Card Transactions, any such fee increases or new fees, other than in accordance with pre-determined fee schedules, if any, will be effective [***] after Company receives notice thereof.
44.3.    Company authorizes Provider, and its vendors and agents to initiate debit and credit entries to any account specified by Company (“PAD Account”) that is maintained by Company at an institution that is a member of the “Payments Canada” (meaning the national association that establishes standards, rules, and procedures and maintains a funds transfer system to enable depository financial institutions to exchange electronic payments), all in accordance with the Agreement, including those stated to be made by way of ACH. Company agrees that any withdrawal by Provider and its respective vendors and agents in accordance with the Agreement are pre- authorized debits (“PADs”) for business purposes, as defined under Rule H1 of Payments Canada. Company hereby waives the right to receive advance notice from Provider and its respective vendors and agents of all such debits. This authorization will remain in effect after termination of the Agreement and until all of Company’s obligations to Provider have been paid in full. If Company changes any PAD Account, this PAD authorization will apply to the new account and Company will provide Provider in writing such information regarding the new PAD Account as it deems necessary. It may take Provider up to [***] after Provider’s receipt of a written notice from
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Company to reflect in its system any change to Company’s PAD Account. If Company changes the PAD Account, Company agrees that it is responsible for all costs Provider incurs in connection with Company’s decision to change the PAD Account. Company may revoke the PAD authorization upon [***] prior written notice to Provider, but any such revocation will constitute a material breach of the Agreement. Company may obtain a sample cancellation form, as well as further information on Company’s right to cancel a PAD authorization by contacting Company’s financial institution or by visiting www.payments.ca. Company has certain recourse rights if any debit does not comply with the Agreement. For example, Company has the right to receive reimbursement for any debit that is not authorized or is not consistent with this PAD authorization. To obtain more information on Company’s recourse rights, Company may contact its financial institution or visit www.payments.ca.
44.4.    In addition to Company’s other termination rights in the Agreement, the Agreement may be terminated by Company without penalty if Provider notifies Company of a fee increase, the introduction of a new fee or a reduction in applicable interchange rates; provided that Company may not terminate the Agreement in connection with new fees or fee increases made in accordance with pre-determined fee schedules, if any. Company will notify Provider of its intent to terminate the Agreement within [***] of receiving notice of the new fee, fee increases or reduction in applicable interchange rates from Provider.
44.5.    In addition to the provisions of Section 17.6 of the Agreement, all fees or charges payable by Company to Provider as set forth in this Agreement, including the Schedules hereto, the Documentation or any exhibits, do not include goods and services tax, harmonized sales tax, Québec sales tax, value added tax, retail sales taxes and other similar taxes whether now imposed or to be imposed in the future. If any such tax (other than taxes based on Provider’s income) is found to be applicable, the appropriate amount of tax shall be added to and shall be payable by Company to Provider at the same time and upon the same terms as apply to the fees and other charges.
44.6.    The Parties hereby acknowledge that they have required the Agreement and all related documents to be drawn up in the English language. Les parties reconnaissent avoir demandé que le présent contrat ainsi que tous les documents qui s’y rattachent soient rédigés en langue anglaise.
44.7.    In addition to the provisions of Section 7.2(d) of the Agreement, Company represents, covenants and agrees that it is in compliance with all applicable privacy Laws, including the Personal Information Protection and Electronic Documents Act (Canada) and any other similar provincial legislation, in all material respects and that any personal information of a Cardholder or an officer, director, agent or employee of Company that may be communicated or disclosed to Provider under or in connection with the Agreement or any Services to be provided by Provider to Company (“Personal Information”) has been obtained in material compliance with such Laws and that Provider will knowingly not be in breach of any such Laws by receiving and using such information in connection with performing its obligations under or in connection with the Agreement or any Services to be provided by Provider to Company. Further, Company acknowledges that some of Provider’s affiliates, service providers or other third parties are located outside of Canada. As a result, such personal information may be accessible to regulatory authorities in accordance with the Laws of these jurisdictions. Provider maintains physical, electronic, and procedural safeguards that comply with applicable Laws in applicable jurisdictions to guard personal information. Subject to applicable Laws in any applicable jurisdiction, Provider requires third parties to whom it discloses Personal Information to protect the information in a manner that is consistent with this Agreement. Company represents, covenants and agrees that it shall disclose to Cardholders and all affected officers, directors, agents or employees of Company the facts in the four immediately preceding sentences.

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APPENDIX 1

DEFINITIONS
“ACH” means Automated Clearing House, the funds transfer system governed by the rules of NACHA. ACH allows financial institutions to clear interbank entries electronically.
“ACH Network” means the funds transfer system governed by the ACH Rules. The ACH Network allows participating depository financial institutions to clear interbank entries electronically.
“ACH Rules” means the NACHA Operating Rules and Operating Guidelines, which govern the interregional exchange and settlement of ACH transactions.
“Affiliated Entity” means (i) an Affiliate of Company, or (ii) a person or entity operating a franchise under one or more of Company’s brands pursuant to a written franchise agreement with Company whereby the franchisee consistently displays external identification prominently identifying itself with Company’s trademarks; in each case as listed on Schedule B or an exhibit to an applicable schedule mutually agreed upon by Company and Provider.
“Affiliates” means entities affiliated under the majority ownership or control of, under common ownership or control with, or which own or control, a Party. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
“Agent” means a business organization duly licensed (if so required) and authorized to perform functions of a travel agent who is not an employee of Company and who has been duly designated, appointed and authorized by Company to act as a travel agent on behalf of Company.
“American Express” means American Express Company and/or American Express Travel Related Services Company, Inc.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Provider or to Company or its subsidiaries, if any, from time to time concerning or relating to bribery or corruption.
“Applicable Countries” means those countries listed in Schedule C.
“Applicable Transactions” has the meaning stated in Section 19.1.
“Authorization” means the process whereby Company requests permission for the Card to be used for a particular Transaction.
“Authorized Users” means Company’s employees or contractors designated by Company to access and use the Services.
“Billing Settlement Plan” means a bank settlement plan or similar system that aggregates Transactions for such regions or Applicable Countries as the Parties may mutually agree and submits Transactions on behalf of Company.
“Business Day” means with respect to Transactions submitted to Provider, any weekday, Monday through Friday, except when any such day is a legal holiday recognized by applicable Provider.
“Card” means a Credit Card or Debit Card.
“Card Networks” has the meaning stated in Section 19.1.
“Cardholder” means the individual in whose name a Payment Device has been issued and any authorized user of such Payment Device.
“Cardholder Data” has the meaning stated in the Payment Card Industry (PCI) Data Security Standard (DSS) and Payment Application Data Security Standard (PA-DSS) Glossary of Terms, Abbreviations, and Acronyms.
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“Chargeback” means any amount claimed from or not paid to Provider or a refusal or reversal of any payment by a Card Issuer in relation to a Transaction for any reason stipulated in the Payment Network Regulations or any amount claimed from Company by Provider in relation to a Transaction as stipulated in the Payment Network Regulations, or, if the context so requires, the act of returning a previously processed Transaction or of asserting a claim for payment.
“Chip and PIN Terminal” means Terminals which comply with EMV Integrated Circuit Card Specifications for Payment Systems together with PIN Pads as appropriate.
“CNP Transactions” means a Transaction that is accepted and processed where the Cardholder is not present or the Card is not provided physically to Company at the time the Transaction occurs (for example, internet, mail order or telephone order).
“Commercially Reasonable Efforts” means the efforts that a prudent provider of commercial air flight operations and related air travel products and services Person desirous of achieving a result would undertake in similar circumstances to ensure that such result is achieved as expeditiously as practical on commercially reasonable terms and consistent with the past practices related to commercial air flight operations for the transport of travelers and other customers in the United States, Canada and Mexico, regulatory approval and compliance related thereto and similarly situated commercial air flight activities. The obligation or duty to exercise the degree of care hereunder to achieve a stated result shall not be deemed to guarantee that such stated result will occur or be achieved, and such Person shall not be deemed to have failed to perform its duties hereunder as a result of any delays of another Person not otherwise affiliated with the Person charged with such duties hereunder.
“Company” has the definition set out in the first page of the Agreement.
“Company Resources” means all equipment, communications devices, databases, services, systems and other resources that Company maintains or operates in Company’s or its third party hosting provider’s locations and which enable Company to access and use the Services.
“Company Website” means the website Company has established or may establish from time to time for the purpose of selling goods and services.
“Confidential Information” means all data and information, regardless of the form or media, relating to the business of the Disclosing Party of which the Receiving Party becomes aware as a consequence of, or through, the performance of its obligations under the Agreement, which has value to the Disclosing Party and is not generally known by its competitors, which is reasonably identified as confidential at the time of disclosure or which, under the circumstances surrounding disclosure, ought to be reasonably considered as confidential, including technical information, drawings, engineering data, performance specifications, cost and price information (except as provided otherwise in the Agreement), and other information, data and reports, and the terms and conditions of the Agreement. Confidential Information does not include any data or information which (i) is already known to the Receiving Party prior to disclosure by the Disclosing Party; (ii) has become generally known to the public through no wrongful act of the Receiving Party; (iii) has been received by the Receiving Party from a third party without restriction on disclosure and without, to the knowledge of the Receiving Party, a breach of an obligation of confidentiality running directly or indirectly to the other party; or (iv) is independently developed by the Receiving Party without use, directly or indirectly, of the Confidential Information received from the Disclosing Party. Cardholder Data and Transaction Information are not Confidential Information under this definition, and are addressed in Section 7.2(d).
“Credit Card” means a card or device bearing the symbol of any Credit Card Association and associated with a revolving line of credit that can be used to purchase goods and services from Company or to pay an amount due to Company.
“Credit Card Associations” means (i) Visa; (ii) MasterCard; (iii) American Express Travel Related Services Company, Inc.; (iv) Discover Network; (v) Diners Club International Ltd.; (vi) JCB International Co., Ltd.; (vi) China UnionPay Co., Ltd; and (viii) any other organization or association that hereafter contracts with Provider to authorize, capture, and settle Transactions effected with Credit Cards issued or sponsored by such organization or association, and any successor organization or association to any of the foregoing.
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“Credit Record” means a record approved by Provider, which is used to evidence a refund or adjustment of a purchase made through the use of a Card, and which will be credited to a Cardholder account.
“Customer” means a client of Company who elects to conduct a payment Transaction with Company through presentation of a Payment Device (including a Cardholder).
“Customizations” means any works of authorship, work product, and any invention, process, method, development, design, schematic or technical information, whether patentable or not, including documentation, software or enhancements, improvements, alterations, or derivatives of the Services developed by Provider, either alone or jointly with others, in connection with the Agreement.
“Data Breach” means unauthorized access to, use, disclosure or exfiltration of any Cardholder Data or Transaction Information provided by Company and received by Provider in connection with Company’s use of the Services under the Agreement.
“Data Protection Rules” means, individually or collectively, all data protection, data security and data privacy requirements imposed by law, rule or regulations, including, the Data Protection Act 1998 or other national legislation implementing or replacing the EU Data Protection Directive 95/46/EC, Directive 97/66/EC concerning the processing of personal data and the protection of privacy in the telecommunications sector, Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector, and the Privacy and Electronic Communications (EC Directive) Regulations 2003, the General Data Protection Regulation and all legislation that implements or is enacted in connection with the General Data Protection Regulation and other data protection or privacy legislation in force from time to time in any relevant jurisdiction which is applicable to the provision of services under the Agreement, together with any similar provisions of the Payment Network Regulations and regulatory guidance issued by a competent data protection authority.
“Debit Card” means a card or device bearing the symbols of one or more EFT Networks or Credit Card Associations, which may be used to purchase goods and services from Company or to pay an amount due to Company by an electronic debit to the Cardholder’s designated deposit account. A “Debit Card” includes (i) a card or device that bears the symbol of a Credit Card Association and may be used to conduct signature-based, offline debit Transactions; and (ii) a card or device that bears the symbol of an EFT Network and can be used to conduct PIN-based, online debit Transactions.
“Deposit” has the meaning stated in the Exposure Protection Schedule.
“Disclosing Party” means the Party providing the Confidential Information to the other Party directly or indirectly (via one or more third parties acting on behalf of and at the direction of the party providing its Confidential Information).
“Discover” means DFS Services LLC.
“Discover Network” means the payment network operated and maintained by Discover, which network shall include for the avoidance of doubt, Cards bearing the servicemarks of Discover and/or Diners Club International.
“Documentation” means the Provider’s standard written description for the Services, as applicable, that is delivered to Company under the Agreement, including user manuals and best practices guides, as may be amended by Provider from time to time, but not including marketing materials, proposals, demonstrations or other promotional information.
“EFT Networks” means (i) Interlink Network Inc., Maestro U.S.A., Inc., STAR Networks, Inc., NYCE Payments Network, LLC, PULSE Network LLC, ACCEL/Exchange Network, Alaska Option Services Corporation, Armed Forces Financial Network, Credit Union 24, Inc., NETS, Inc., and SHAZAM, Inc.; and (ii) any other organization or association that hereafter authorizes Provider or a third party designated by Company to authorize, capture, and settle Transactions effected with Debit Cards, and any successor organization or association to any of the foregoing.
“Elavon” means Elavon, Inc., a Georgia corporation, and an Affiliate of each Member. Elavon is a registered member service provider of each Member.
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“Electronic Data Capture” or “EDC” means any means by which payment information (e.g. Sales Record or Credit Record) is transmitted electronically to Provider for processing.
“Equipment” means devices, equipment and hardware provided to Company under the Agreement, including, without limitation, Purchased Equipment.
“Exposure Protection Schedule” means the “Exposure Protection Schedule” attached hereto as Schedule D.
“Fee Schedule” means the “Fee Schedule” attached hereto as Schedule A.
“Force Majeure” means has the meaning stated in Section 43.11.
“PSS Provider” has the meaning stated in Section 8.5.
“[***] Card Sales Value” means [***]. Solely for purposes of calculating [***] Card Sales Value, the amount of Card Sales denominated in any currency other than U.S. Dollars shall be converted into U.S. Dollars.
“[***] Exposure” has the meaning stated in the Exposure Protection Schedule.
“Guarantor” means any Person which purports to guaranty the Obligations.
“Initial Term” means the initial term of the Agreement as provided in Section 4.1.
“Intellectual Property Rights” means patents, trade secrets, copyrights, trademarks, service marks, trade names, and all other intellectual property rights and proprietary rights, including all rights or causes of action for infringement or misappropriation of any of the foregoing.
“Insolvency Event” means (i) The commencement of any bankruptcy, insolvency, moratorium, liquidation, judicial reorganization proceeding, dissolution, arrangement, or proceeding under any creditors’ rights law or other similar proceeding by or against a Person, which if commenced against a Person without such Person’s consent or acquiescence is not discharged within [***], (ii) any application for, consent by a Person, or acquiescence by a Person in, the appointment of any trustee, receiver, or other custodian for a Person or a substantial part of its property, (iii) any appointment of a trustee, receiver or other custodian for a Person or a substantial part of its property, or (iv) any assignment by a Person for the benefit of creditors.
“Internal Controls Assessment” has the meaning stated in Section 9.1.
“ISP” means an internet service provider.
“Issuer” means the financial institution or other entity that is a member of an applicable Payment Network and that issued the Credit Card or Debit Card to the Cardholder.
“Judgment Currency” has the meaning stated in Section 43.1313.
“Laws” means all applicable statutes, regulations, ordinances, rules, and other binding law in effect from time to time, whether those of any United States federal, state or local government authority or a government authority of any other jurisdiction.
“Market Base Rate” means the base rate applicable to the Multi Currency-Conversion as determined by Provider or its Affiliates using market sources selected by Provider or its Affiliates from time to time, at a particular time on each day, provided that if rates are unavailable through Provider’s or its Affiliate’s standard process, the rate employed on the day prior to such date will be used.
“MasterCard” means MasterCard International Incorporated.
“Member” means: (1) Elavon International Services DAC (“International Member”) to the degree International Member is a party to the Agreement for purposes of Transactions under the Agreement originated in and/or processed in jurisdictions other than the United States or Canada; (2) U.S. Bank National Association (“U.S. Member”) to the degree U.S. Member is a party to the Agreement for purposes of Transactions under the
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Agreement originated in and/or processed in the United States; (3) U.S. Bank National Association, acting through its Canadian branch (“Canada VISA Member”) to the degree Canada VISA Member is a party to the Agreement for purposes of Transactions other than MasterCard Transactions under the Agreement originated in and/or processed in Canada; and (4) Elavon Canada Company (“Canada MasterCard Member”) to the degree Canada MasterCard Member is a party to the Agreement for purposes of MasterCard Transactions under the Agreement originated in and/or processed in Canada.
“MID” means the unique Merchant Identification Number(s) assigned to the Company by the Provider.
“MPI” or “Merchant Plug In” means the software developed by a certified third party in accordance with the Payment Network Regulations for handling e-payment transactions in the 3D Secure™ System in accordance with the specifications published by a Card Network, and shall include successive versions thereof as may be implemented by Provider from time to time.
“Multi-Currency Conversion” means the process by which the Company is able to accept a Transaction in one currency and Provider will settle the Transaction to Company in a different currency. For the avoidance of doubt, Multi-Currency Conversion will only be included as a service if the Agreement incorporates a separate Multi- Currency Conversion schedule.
“NACHA” means the National Automated Clearing House Association, which establishes standards, rules, and procedures governing the ACH Network, including the ACH Rules.
“Net Activity” means for any day on which funds are to be remitted to Company under Section 32 with respect to Transactions to be settled in the same currency, the net aggregate amount of (i) the aggregate amount of the unpaid Sales Records submitted to Provider credited to Net Activity on such date pursuant to Section 32 that are to be settled to Company in the same currency (inclusive of any local withholding tax or other tax requirements applicable to the fees set forth in the Fee Schedule and elsewhere in this Agreement), plus (ii) adjustments in favor of Company in the same currency, minus (iii) outstanding Credit Records, Chargebacks to Company for which Provider has not been reimbursed, adjustments in favor of Provider and reimbursements to Provider with respect to Sales Records in the same currency, minus (iv) fees owed to Provider and the processing fees set out in the Fee Schedule and any other obligations of Company to Provider arising under the Agreement, minus (v) if applicable, any net addition to Reserved Funds on such date (or plus any net subtraction from Reserved Funds on such date).
“Obligations” has the meaning stated in the Exposure Protection Schedule.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Operating Guide” means Provider’s Operating Guide, located at https://www.mypaymentsinsider.com/api/file/c/Operating_Guide_English (or such other website that Provider may specify), that prescribes rules and procedures governing Transactions and Company’s use of the Services. Provider may amend the Operating Guide from time to time, which amendments will be effective upon notice to Company.
“Payment Device” means any device or method used for the purpose of obtaining credit or debiting a designated account including a Credit Card, Debit Card, and any other financial transaction device or method, including a check (whether converted into electronic form or used as a source document for an electronic fund transfer), stored value card, “smart” card, or other device created to be used for the purpose of obtaining credit or debiting a designated account.
“Payment Network” means any Credit Card Association, EFT Network, or automated clearing house association, governmental agency or authority, and any other entity or association that issues or sponsors a Payment Device or PayPal Payment Device (as defined in the Operating Guide) or operates a network on which a Payment Device is processed.
“Payment Network Regulations” means the rules, Payment Network Regulations, guidelines, specifications and related or similar requirements of any Payment Network as amended or supplemented from time to time.
“PCI-DSS” or “PCI” means the Payment Card Industry Data Security Standards, including any amendments thereto or replacements thereof.
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“Person” Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
“PIN” means personal identification number.
“PIN PAD” means a secure device with an alphanumeric keyboard that conforms with Laws, the Payment Network Regulations and requirements established from time to time by Provider and through which a Cardholder may enter a PIN.
“POS Device” means a terminal, software or other point-of-sale device at a Company location that conforms to the requirements established from time to time by Provider and the applicable Payment Network.
“Processing Services” means the Services described in Section 19.
“Professional Services” means the Services other than the Processing Services that Elavon performs for Company pursuant to the Agreement as further described in additional Schedules to the Agreement and/or Statements of Work.
“Provider Data Breach” means a Data Breach that (i) originated within data operating systems under the responsibility of or otherwise controlled by Provider, (ii) occurred due to a breach of the Agreement by Provider, (iii) was not attributable to any act or omission of Company or its Service Providers, and (iv) does not relate to any Company provided data in user defined fields not required by Provider or used to perform the Services.
“Provider Data Breach Losses” means (i) any fine, penalty, assessment, or charge levied by any Payment Network or regulatory authority against Company, and paid by Company, due to a Provider Data Breach; provided that, prior to any Payment Network or regulatory authority’s finalization of any fine, penalty, assessment, or charge for which Company will seek recovery from Provider, Company obtains for Provider the opportunity to discuss and attempt to negotiate such fine, penalty, assessment or charge with the applicable Payment Network or regulatory authority, (ii) amounts paid by Company to third parties to reimburse them for their direct losses resulting from or attributable to a Provider Data Breach, to the extent Company is required by Laws (including by a statutory or contractual obligation or court order) to make such payments (excluding amounts paid under clause (i) above), and (iii) Company’s direct costs incurred in providing 12 months of credit monitoring to Cardholders affected by a Provider Data Breach involving unauthorized access to unencrypted full primary account numbers (PANs) or social security numbers.
“Provider Materials” means the specifications, documentation (including Documentation), application programing interfaces (APIs) and other interfaces, nonpublic or proprietary data import routines, sample code and materials provided to Company to enable Company to perform its obligations or exercise its rights under the Agreement, including integration to the Services.
“Purchased Equipment” means the devices, equipment and hardware purchased by Company from Provider under the terms of the Agreement.
“Receiving Party” means the Party receiving Confidential Information from the other Party directly or indirectly (via one or more third parties acting on behalf of and at the direction of the Party providing its Confidential Information).
“Relevant Authorities” means any governmental or other agencies or any regulatory authorities with jurisdiction over, or otherwise material to, the business, assets, or operations of Company or Provider and related to the Services provided hereunder.
“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to Provider.
“Renewal Term” means any term for which the Agreement is renewed pursuant to Section 4.1.
“Reserved Funds” means all funds paid by a Card Network on account of Sales Records submitted to Provider by Company pursuant to the Agreement and held by Provider pursuant to the provisions of Section 32 or the Exposure Protection Schedule.
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“Sales Record” means a record which is used to evidence Travel Costs purchased by a Cardholder through the use of a Card.
“Sanctioned Country” means at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person” means at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) a government authority of any other jurisdiction applicable to Provider or to Company or its subsidiaries, if any. “Secured Party” has the meaning stated in the Exposure Protection Schedule.
“Security Programs” means the PCI-DSS, including the Cardholder Information Security Program (CISP) of Visa, the Site Data Protection Program (SDP) of MasterCard, the Data Security DISC Program and the PCI-DSS regulations of Discover Network, and the security programs of any other Payment Network, and any modifications to, or replacements of, such programs that may occur from time to time.
“Service Provider” means any entity that stores, processes, transmits or accesses Cardholder Data or Transaction Information on behalf of Company or that provides software to Company for transaction processing, storage, or transmission, except to the extent such services are performed by the entity in its capacity as a third party contractor of Provider performing Provider’s obligations under the Agreement.
“Services” means the services Provider provides to Company pursuant to the Agreement, and any additional services, software, and hardware Provider provides pursuant to a schedule or an addendum to the Agreement, mutually executed by the Parties in accordance with the terms of the Agreement.
“Settlement Account” means a deposit account at a financial institution designated by Company as the account to be debited or credited, as applicable, for Net Activity.
“Settlement Currency” means the currency or currencies Company desires to have Provider settle Transactions and as agreed to by the Parties as the Settlement Currency.
“Settlement File” means the settlement file summarizing Travel Costs and Transactions submitted by Company by electronic transmission to Provider in such form or format as the Parties may agree.
“Settlement Period” means the number of days identified by Provider (which may be changed by Provider in accordance with the Agreement) that must elapse after a Sales Record is submitted by Company to Provider before Provider is obligated to include such amount contained in the Sales Record as part of Net Activity.
“SSAE 16” has the meaning stated in Section 9.1.
“Statement of Work” means a statement of work for Services that references the Agreement and is agreed to by the Parties.
“Submission Currency” means the currency in which a Transaction is submitted to Provider by Company.
“Term” means the Initial Term and any Renewal Term.
“Terminal” means a point-of-transaction terminal that conforms with the requirements established from time to time by Provider and the applicable Card Network capable of (i) reading the account number encoded on the magnetic stripe or Chip and PIN Cards, (ii) comparing the last four digits of the encoded account number to the manually key-entered last four digits of the embossed account number, and (iii) transmitting the full, unaltered contents of the magnetic stripe in the Authorization message.
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“Tested Sales” has the meaning stated in the Exposure Protection Schedule.
“Third-Party Services” means any product or service provided by a Services Provider unaffiliated with Provider for the primary purpose to assist Company in processing Transactions, including any product or service that participates in the flow of Transaction data.
“Transaction” means any action between Company and a Cardholder or Payment Network that results in transmission of Cardholder Data or Transaction Information (e.g. payment, purchase, refund, return, chargeback, authorization request, settlement submission, transaction inquiry, decryption, conversion to/from Tokens) pursuant to the Agreement.
“Transaction Information” means any data or information resulting from a Transaction. Transaction Information includes payment processing-related transactional information that may be collected or stored by Provider, including the price paid for products or services, date, time, approval, unique transaction number, store identifier, and Customer bank information relating to a Transaction.
“Transaction Receipt” means the record evidencing the purchase of goods or services from, or payment to, a Company by a Cardholder using a Payment Device.
“Travel Costs” means any one, or any combination, of the following items:
(a)    the purchase of a ticket for air travel for travel along any of Company’s routes;
(b)    the purchase of a ticket for air travel over the lines of other Companies;
(c)    the payment of airport taxes, fees and surcharges in connection with the purchase of any item specified in this section;
(d)    the payment of baggage charges;
(e)    the purchase of air freight and air cargo services offered by Company;
(f)    the purchase of small package delivery services offered by Company;
(g)    the purchase of travel services (including accommodation) on tours sold by or through Company in conjunction with the furnishing of air travel;
(h)    the purchase of air travel for pets on Company’s flights;
(i)    the payment of dues associated with Company’s airport or other club system;
(j)    the purchase of goods sold and delivered on, or in association with, Company’s flights;
(k)    the purchase of goods sold by the Company in flight;
(l)    the payment of ancillary fees; and
(m)    the purchase of Company’s pass or membership programs.
Travel Costs shall also mean such other goods or services as Company and Provider may agree to include in writing. Travel Costs shall not include charter services.
“Unrestricted Cash” means, as of the date of determination, the sum of (a) the amount of unrestricted cash and cash equivalents of Company, not subject to any Lien or purported Lien or other restriction, except for rights of setoff for customary returned items asserted by the depository institution in which such cash is deposited, as determined by GAAP, plus [***].
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“Updates” means all updates, revisions, patches, fixes, new releases, and other improvements or changes to any Services provided to Company under the Agreement.
“United States” means the United States of America.
“Visa” means Visa U.S.A., Inc., Visa International, Inc., Visa Canada and Visa Europe Limited.
“Voucher” means any right, however labeled, described or documented, provided to a Cardholder by Company to fly on future flights of Company, which is not to exceed the amount of cash compensation provided to Company as a result of a purchase of a ticket in a Transaction.
In the Agreement unless the context otherwise requires: (1) any reference to a statute, statutory instrument, regulation or order shall be construed as a reference to such statute, statutory instrument, regulation or order as amended or re-enacted from time to time; and (2) the words “hereof,” “herein” and “hereunder” and words of similar impact when used in the Agreement shall refer to the Agreement as a whole and not to any particular provision of the Agreement. References to Sections, Schedules and like references are to the Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires “or” has the inclusive meaning represented by the phase “and/or.”

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APPENDIX 2
FORM OF SUPPLEMENTAL JOINDER
SUPPLEMENTAL JOINDER TO MASTER SERVICES AGREEMENT
Reference is made to that certain Master Services Agreement dated as of [    ] [ ], 2023 (the “Agreement”) by and Frontier Airlines Holdings, Inc. (“Company”) and U.S. Bank National Association, U.S. Bank National Association, acting through its Canadian branch, Elavon Canada Company, and Elavon Inc. (collectively referred to as “Existing Provider”). Company, Existing Provider and the Provider(s) that are signatories hereto and hereby agree to add each additional Provider that is a signatory hereto as a Party to the Agreement, effective as of the last date set forth in the signature block below.
☐    Company and the Provider(s) that are signatories hereto hereby also agree to the following:
[Additional Terms]
IN WITNESS WHEREOF, the Parties have caused this Supplemental Joinder to be executed and attested to by their duly authorized officers as of the day and year written.
COMPANY, on behalf of itself and each Affiliated Entity, if any, listed on Schedule B to the Agreement
FRONTIER AIRLINES HOLDINGS, INC.
By (Print Name):
Signature:
Title:
Date:
ADDITIONAL PROVIDER
[    ]
By (Print Name):
Signature:
Title: Its Authorized Representative Date:
EXISTING PROVIDER
U.S. BANK NATIONAL ASSOCIATION, on behalf of itself and each other Existing Provider, if any
By (Print Name):
Signature:
Title: Its Authorized Representative
Date:

Master Services Agreement (v.1.27.22) 45

SCHEDULE A

FEE SCHEDULE

Master Services Agreement (v.1.27.22) 46

SCHEDULE B

AFFILIATED ENTITIES
Check one:
☐    Company named on page 1 only, and all locations will operate under Tax ID Number.
☒    Company named on page 1, with Tax ID Number [________________________] and the following Affiliates or franchisees (a separate Form W-9 or Form W-8BEN, as applicable, must be submitted for each entity identified below):

Name	Tax ID Number
Frontier Airlines, Inc.

Master Services Agreement (v.1.27.22) 47

SCHEDULE C

APPLICABLE COUNTRIES

Applicable Countries
If U.S. Member is a Party to the Agreement:	The United States.
If Canada VISA Member and/or Canada MasterCard Member is a Party to the Agreement:	Canada.

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SCHEDULE D

EXPOSURE PROTECTION SCHEDULE

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ATTACHMENT 1 TO EXPOSURE PROTECTION SCHEDULE
FORM OF MONTHLY COMPLIANCE CERTIFICATE
MONTHLY COMPLIANCE CERTIFICATE

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SCHEDULE E

FORM OF FLIGHT DATA REPORT

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SCHEDULE F

OTHER CARD NETWORKS
Only the sections below for which the preceding box is marked with an “X” shall apply to the Agreement.
X    Discover Cards
“Discover Cards” shall refer to Cards issued under the payment network operated and maintained by Discover, which network shall include for the avoidance of doubt, Cards bearing the servicemarks of Discover and/or Diners Club International. International Member, U.S. Member and Canada VISA Member are qualified to sponsor contractual relationships with merchants such as Company who wish to honor Discover Cards (in the case of International Member, only in those countries in which International Member is eligible to process Discover Cards).
Discover shall be considered a Card Network for purposes of the Agreement, and transactions involving Discover Cards shall be considered “Applicable Transactions” for purposes of the Agreement.
Company acknowledges that Provider may be required to report Company’s business name and the name of Company’s principals to the Consortium Merchant Negative File maintained by Discover pursuant to the requirements of the Payment Network Regulations.
X    American Express Cards
“American Express Cards” shall refer to Cards issued under American Express. International Member,
U.S. Member and Canada VISA Member are qualified to sponsor contractual relationships with merchants such as Company who wish to honor American Express Cards (in the case of International Member, only in those countries in which International Member is eligible to process American Express Cards).
American Express shall be considered a Card Network for purposes of the Agreement, and transactions involving American Express Cards shall be considered “Applicable Transactions” for purposes of the Agreement.
Provider will provide access to transaction routing services for American Express Transactions to the degree Company is approved by American Express and has entered into a separate agreement with American Express. Notwithstanding anything in the Agreement to the contrary, Provider shall not be responsible for funding American Express Transactions or capturing data for American Express Transactions, and will only be responsible for receiving and routing Transaction data for American Express Transactions.
□    JCB Cards
“JCB Cards” shall refer to Cards issued under JCB International Co., Ltd. (“JCB”). International Member,
U.S. Member and Canada VISA Member are qualified to sponsor contractual relationships with merchants such as Company who wish to honor JCB Cards (in the case of International Member, only in those countries in which International Member is eligible to process JCB Cards).
JCB shall be considered a Card Network for purposes of the Agreement, and transactions involving JCB Cards shall be considered “Applicable Transactions” for purposes of the Agreement.

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□    UnionPay Cards
“UnionPay Cards” shall refer to Cards issued under China UnionPay Co., Ltd. (“UnionPay”). International Member is qualified to sponsor contractual relationships with merchants such as Company who wish to honor UnionPay Cards in those countries in which International Member is eligible to process UnionPay Cards.
UnionPay shall be considered a Card Network for purposes of the Agreement, and transactions involving UnionPay Cards shall be considered “Applicable Transactions” for purposes of the Agreement.

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SCHEDULE G

CHARGEBACK SERVICES TERMS
This Schedule G shall apply to Chargeback Services (as defined below).
1.    Provider has the ability to offer, and may offer, to Company the Professional Service described below (the “Chargeback Services”).
2.    Provider shall make reasonable efforts to defend and represent all incoming Visa and MasterCard chargebacks on behalf of Company pursuant to the terms below. Provider will follow and comply with all applicable Payment Network Regulations.
3.    Company understands that to properly render the Chargeback Services, Company will need to provide Provider access to certain of its information as set forth below. Failure by Company to provide such access shall be considered a material breach of the Agreement.
4.    If Provider is unable to successfully defend and represent a chargeback on behalf of Company, Provider will provide Company with the originating Payment Network chargeback advice and corresponding financial debit in a mutually agreeable manner no later than [***] after original receipt of the chargeback advice and debit through the originating Payment Network. Company, at its discretion, will have the right to request the information Provider used in the initial defense of the filed chargeback.
5.    Provider shall implement financial and managerial/billing reporting to support Chargeback Services. Reporting will be designed, implemented and delivered in a mutually agreeable manner. Parties may alter reporting from time-to-time with mutual consent.
6.    Company shall: (a) provide Provider reasonable and monitored access to ticketing and other agreed internal administration systems to support Provider’s provision of Chargeback Services, provided Provider and Company may alter or enhance system access and processes to support the Chargeback Services from time to time by mutual agreement; (b) configure access rights for Provider Chargeback Services team to Company’s ticketing and other systems to permit chargeback resolution and representment processes to take place; (c) ensure systems are consistently available to Provider employees and agents providing the Chargeback Services; and (d) ensure system access rights are defined in a manner to permit access to travel data for all card products (e.g. VISA and MasterCard) supported by the Chargeback Services.
7.    Company shall pay Provider its fees and reimburse it for its expenses in providing the Chargeback Services in immediately available funds when such amounts are assessed. [***]
8.    Except for services performed by Company itself, as long as Chargeback Services are provided by Provider, Provider shall be the exclusive provider of such services to Company, and Company shall not enter into arrangements to acquire the same or substantially similar services from other third parties. Company may in any event utilize any provider of digital identity services that is not directly involved with chargeback disputes, e.g. Visa Verifi or Mastercard Ethoca). For the avoidance of doubt, Company may perform its own chargeback services. Notwithstanding the aforesaid, Provider reserves the right to enter into arrangements to provide the same, competing or different services to other customers, including competitors of Company.
9.    Notwithstanding the foregoing, Company shall have the right to terminate the Chargeback Services provided by Provider on [***] prior written notice to Company; provided, however, that any such notice shall be provided by Company’s Chief Financial Officer or Treasurer.

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